                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      among

                           CANAAN ENERGY CORPORATION,

                              CHK ACQUISITION, INC.

                                       and

                          CHESAPEAKE ENERGY CORPORATION


                           COMMERCIAL LAW GROUP, P.C.
                             ATTORNEYS & COUNSELORS
   2725 Oklahoma Tower . 210 Park Avenue . Oklahoma City, Oklahoma 73102-5604
              Telephone (405) 232-3001 . Telecopier (405) 232-5553

                                TABLE OF CONTENTS
                                -----------------

1.  Definitions ..................................................   1
    1.1    Affiliate(s) ..........................................   1
    1.2    Agreement .............................................   2
    1.3    Alternative Proposal ..................................   2
    1.4    Bank Credit Agreement .................................   2
    1.5    Canaan ................................................   2
    1.6    Canaan Area ...........................................   2
    1.7    Canaan Certificate ....................................   2
    1.8    Canaan Common Stock ...................................   2
    1.9    Canaan Disclosure Schedule ............................   2
    1.10   Canaan Employee(s) ....................................   2
    1.11   Canaan Employee Benefit Plans .........................   2
    1.12   Canaan Financial Statements ...........................   2
    1.13   Canaan Material Agreements ............................   2
    1.14   Canaan Permits ........................................   2
    1.15   Canaan Plans ..........................................   2
    1.16   Canaan Predecessor ....................................   2
    1.17   Canaan Representative .................................   3
    1.18   Canaan Rights .........................................   3
    1.19   Canaan Rights Agreement ...............................   3
    1.20   Canaan SEC Documents ..................................   3
    1.21   Canaan Severance Policy ...............................   3
    1.22   Canaan Specified Stockholders .........................   3
    1.23   Canaan Stock Option(s) ................................   3
    1.24   Canaan Stockholder Meeting ............................   3
    1.25   Canaan Termination Fee ................................   3
    1.26   CERCLA ................................................   3
    1.27   Certificate of Merger .................................   3
    1.28   Closing ...............................................   3
    1.29   Closing Date ..........................................   3
    1.30   COBRA .................................................   3
    1.31   Code ..................................................   4
    1.32   Confidentiality Agreement .............................   4
    1.33   Contract Employee .....................................   4
    1.34   Defensible Title ......................................   4
    1.35   Dissenting Stockholders ...............................   4
    1.36   Effective Time ........................................   4
    1.37   Environmental Law .....................................   4
    1.38   ERISA .................................................   4
    1.39   Exchange Act ..........................................   4
    1.40   Exchange Agent ........................................   4
    1.41   Exchange Fund .........................................   4
    1.42   GAAP ..................................................   4
    1.43   Goodwill Protection Agreement .........................   5

    1.44  Governmental Authority ......................................................  5
    1.45  Hazardous Material ..........................................................  5
    1.46  HSR Act .....................................................................  5
    1.47  Hydrocarbons ................................................................  5
    1.48  Indemnified Parties .........................................................  5
    1.49  Irrevocable Proxy ...........................................................  5
    1.50  Lien(s) .....................................................................  5
    1.51  Material Adverse Effect .....................................................  5
    1.52  Merger ......................................................................  6
    1.53  Merger Consideration ........................................................  6
    1.54  Net Revenue Interests .......................................................  6
    1.55  Office Space Agreement ......................................................  6
    1.56  OGCA ........................................................................  6
    1.57  Oil and Gas Interests .......................................................  6
    1.58  Ownership Interests .........................................................  7
    1.59  Parent ......................................................................  7
    1.60  Parent Companies ............................................................  7
    1.61  Parent Representative .......................................................  7
    1.62  Parent Subsidiaries .........................................................  7
    1.63  Parties .....................................................................  7
    1.64  Payout Balance ..............................................................  7
    1.65  Permitted Encumbrances ......................................................  7
    1.66  Per Share Merger Consideration ..............................................  8
    1.67  Person(s) ...................................................................  8
    1.68  Proxy Statement .............................................................  8
    1.69  Returns .....................................................................  8
    1.70  SEC .........................................................................  8
    1.71  Securities Act ..............................................................  8
    1.72  Sub .........................................................................  8
    1.73  Sub Common Stock ............................................................  8
    1.74  Superior Proposal ...........................................................  8
    1.75  Surviving Corporation .......................................................  8
    1.76  Tax(es) .....................................................................  9
    1.77  Third-Party Consent .........................................................  9
    1.78  Transaction Documents .......................................................  9
    1.79  Working Interest ............................................................  9

2.  Consummation of the Merger ........................................................  9
    2.1   The Merger ..................................................................  9
    2.2   Effect of the Merger ........................................................  9
    2.3   Governing Instruments, Directors and Officers of the Surviving Corporation ..  9
          2.3.1  Certificate of Incorporation .........................................  9
          2.3.2  Bylaws ...............................................................  9
          2.3.3  Name ................................................................. 10
          2.3.4  Directors and Officers ............................................... 10
    2.4   Effect on Securities ........................................................ 10

          2.4.1    Sub Common Stock .......................................   10
          2.4.2    Canaan Common Stock ....................................   10
          2.4.3    Canaan Stock Options ...................................   10
          2.4.4    Treasury Stock and Parent Owned Stock ..................   11
          2.4.5    Dissenting Stockholder Shares ..........................   11
    2.5   Exchange of Certificates ........................................   12
          2.5.1    Exchange Fund ..........................................   12
          2.5.2    Notice and Surrender ...................................   12
          2.5.3    Full Satisfaction ......................................   13
          2.5.4    Unclaimed Exchange Fund ................................   13
          2.5.5    No Liability ...........................................   13
          2.5.6    Lost, Stolen or Destroyed Certificates .................   14
          2.5.7    Investment of Exchange Fund ............................   14
    2.6   Closing .........................................................   14
    2.7   Effective Time of the Merger ....................................   14
    2.8   Taking of Necessary or Further Action ...........................   14

3.  Canaan Representations and Warranties .................................   15
    3.1   Corporate Organization ..........................................   15
    3.2   Authority and Enforceability ....................................   15
    3.3   No Violations ...................................................   16
    3.4   Consents and Approvals ..........................................   16
    3.5   Canaan SEC Documents ............................................   16
    3.6   Financial Statements ............................................   17
    3.7   Capital Structure ...............................................   17
    3.8   Governmental Regulation .........................................   18
    3.9   Litigation ......................................................   18
    3.10  Brokers .........................................................   18
    3.11  Absence of Certain Changes or Events ............................   18
    3.12  Compliance with Laws, Material Agreements and Permits ...........   18
    3.13  No Restrictions .................................................   19
    3.14  Taxes ...........................................................   19
    3.15  Employee Benefit Plans ..........................................   21
    3.16  Environmental Matters ...........................................   23
    3.17  Vote Required ...................................................   24
    3.18  Canaan Board of Directors Actions ...............................   24
    3.19  Employment Contracts and Benefits ...............................   24
    3.20  Labor Matters ...................................................   24
    3.21  Insurance .......................................................   25
    3.22  Intangible Property .............................................   25
    3.23  Title to Assets .................................................   25
    3.24  Opinion of Financial Advisor ....................................   25
    3.25  Oil and Gas Operations ..........................................   26
    3.26  Financial and Commodity Hedging .................................   26
    3.27  Books and Records ...............................................   26
    3.28  Other Entities ..................................................   26

     3.29  Account Information..............................................  26
     3.30  Powers of Attorney...............................................  26
     3.31  Plugging Status..................................................  26
     3.32  No Knowledge of Breach of Representations........................  27
     3.33  Proxy Statement..................................................  27
     3.34  Equipment........................................................  27
     3.35  Current Commitments..............................................  27
     3.36  Payout Balances, Gas Imbalances and Take or Pay..................  27
     3.37  Full Disclosure..................................................  28
     3.38  Certain Agreements...............................................  28
     3.39  Affiliate Transactions...........................................  28

4.   Parent and Sub Representations and Warranties..........................  28
     4.1   Organization and Standing........................................  28
     4.2   Authority and Enforceability.....................................  28
     4.3   No Restriction...................................................  29
     4.4   Consents and Approvals...........................................  29
     4.5   Authorization....................................................  29
     4.6   Litigation.......................................................  29
     4.7   Broker's or Finder's Fees........................................  29
     4.8   Funding..........................................................  29
     4.9   Interim Operations of Sub........................................  30
     4.10  Proxy Statement..................................................  30
     4.11  No Knowledge of Breach of Representations........................  30
     4.12  Prior Purchases..................................................  30

5.   Covenants..............................................................  30
     5.1   Conduct of Canaan Business Pending Closing.......................  30
     5.2   Access to Information............................................  33
     5.3   No Solicitation..................................................  33
     5.4   Canaan Stockholder Meeting.......................................  35
     5.5   Proxy Statement..................................................  35
     5.6   Public Announcements.............................................  36
     5.7   Notification of Certain Matters..................................  36
     5.8   Indemnification..................................................  37
     5.9   Employee and Severance Matters...................................  38
     5.10  Reasonable Best Efforts..........................................  40
     5.11  Stock Options....................................................  41
     5.12  Stockholder Litigation...........................................  42
     5.13  Further Assurances...............................................  42
     5.14  Rights Agreement; Consequences if Rights Triggered...............  42
     5.15  Payment of Expenses..............................................  42
     5.16  Canaan Termination Fee...........................................  43
     5.17  Dissenting Stockholder Payments..................................  43
     5.18  Name.............................................................  43
     5.19  Related Agreements...............................................  43

6.   Conditions Precedent.......................................................  43
     6.1   Conditions to Each Party's Obligation to Effect the Merger...........  43
           6.1.1   Stockholder Approval.........................................  44
           6.1.2   Other Approvals..............................................  44
           6.1.3   No Injunctions or Restraints.................................  44
     6.2   Conditions to Obligations of Parent and Sub..........................  44
           6.2.1   Representations and Warranties...............................  44
           6.2.2   Performance of Covenants and Agreements by Canaan............  45
           6.2.3   No Adverse Change............................................  45
           6.2.4   Dissenting Stockholders......................................  45
           6.2.5   Releases.....................................................  45
           6.2.6   Opinion of Counsel...........................................  45
     6.3   Conditions to Obligation of Canaan...................................  45
           6.3.1   Representations and Warranties...............................  45
           6.3.2   Performance of Covenants and Agreements by Parent and Sub....  45

7.   Termination................................................................  46
     7.1   Termination Rights...................................................  46
           7.1.1   Mutual Consent...............................................  46
           7.1.2   Date Certain.................................................  46
           7.1.3   By Parent....................................................  46
           7.1.4   By Canaan....................................................  46
           7.1.5   Superior Proposal............................................  47
     7.2   Effect of Termination................................................  47

8.   Miscellaneous..............................................................  47
     8.1   Nonsurvival of Representations and Warranties........................  47
     8.2   Amendment............................................................  47
     8.3   Notices..............................................................  48
     8.4   Counterparts.........................................................  48
     8.5   Severability.........................................................  48
     8.6   Entire Agreement; No Third Party Beneficiaries.......................  49
     8.7   Applicable Law.......................................................  49
     8.8   No Remedy in Certain Circumstances...................................  49
     8.9   Enforcement of Agreement.............................................  49
     8.10  Assignment...........................................................  49
     8.11  Waivers..............................................................  50
     8.12  References and Titles................................................  50
     8.13  Incorporation........................................................  50

Exhibit "A" - Irrevocable Proxy
Exhibit "B" - Goodwill Protection Agreement
Exhibit "C" - Office Space Agreement
Exhibit "D" - Release
Exhibit "E" - Opinion

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

          THIS AGREEMENT AND PLAN OF MERGER is entered into effective the 19th day of April, 2002, by and among CANAAN ENERGY CORPORATION, an Oklahoma corporation ("Canaan"), CHK ACQUISITION, INC., an Oklahoma corporation ("Sub"), and CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation ("Parent").

                              B A C K G R O U N D:

A. The board of directors of each of Parent, Sub and Canaan has determined that it is in the best interests of its respective stockholders to approve the acquisition by Parent of Canaan by means of the merger of Sub with and into Canaan, upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the OGCA;

B. The board of directors of each of Parent, Sub and Canaan has unanimously adopted resolutions approving the Merger, this Agreement and the transactions contemplated hereby, and the board of directors of Canaan has unanimously agreed to recommend that the stockholders of Canaan approve this Agreement, the Merger and the transactions contemplated hereby;

C. Parent, Sub and Canaan desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

D. Parent has advised Canaan and the Canaan Specified Stockholders that it will not enter into this Agreement unless the Canaan Specified Stockholders execute and deliver to Parent an Irrevocable Proxy in the form set forth in Exhibit "A" attached hereto and made a part hereof;

E. Parent has advised Canaan that Parent will not consummate this Agreement unless Leo E. Woodard, John K. Penton and Michael S. Mewbourn execute and deliver to Parent a Goodwill Protection Agreement in the form set forth in Exhibit "B" attached hereto and made a part hereof; and

F. Upon consummation of the Merger pursuant to this Agreement, all of the issued and outstanding Canaan Common Stock and Canaan Stock Options will be converted into the right to receive the Merger Consideration as determined in accordance with the terms of this Agreement.

          NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

1.   Definitions.  As used in this Agreement, each of the following terms has
     -----------
the meaning given in this paragraph or in the paragraphs referred to below:

     1.1  Affiliate(s). With respect to any Person, each other Person that
          -----------
          directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person.

     1.2   Agreement. This Agreement and Plan of Merger, as amended,
           ---------
           supplemented or modified from time to time.

     1.3   Alternative Proposal. As defined in paragraph 5.3.2 of this
           --------------------
           Agreement.

     1.4   Bank Credit Agreement. The Restated and Consolidated Agreement dated
           ---------------------
           October 23, 2000, by and among Canaan and a lending group led by Bank One, Oklahoma, N.A. as amended October 9, 2001 and November 21, 2001.

     1.5   Canaan. Canaan Energy Corporation, an Oklahoma corporation.
           ------

     1.6   Canaan Area. As defined in paragraph 5.1.10 of this Agreement.
           -----------

     1.7   Canaan Certificate. A certificate representing shares of Canaan
           ------------------
           Common Stock.

     1.8   Canaan Common Stock. Canaan's common stock, $0.01 par value per
           -------------------
           share.

     1.9   Canaan Disclosure Schedule. The disclosure schedule attached hereto
           --------------------------
           entitled the Canaan Disclosure Schedule and any documents listed on such disclosure schedule or expressly incorporated therein by reference.

     1.10  Canaan Employee(s). As defined in paragraph 5.9 of this Agreement.
           -----------------

     1.11  Canaan Employee Benefit Plans. As defined in paragraph 3.15 of this
           -----------------------------
           Agreement.

     1.12  Canaan Financial Statements. The audited and unaudited consolidated
           ---------------------------
           financial statements of Canaan (including the related notes) included (or incorporated by reference) in Canaan's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the SEC.

     1.13  Canaan Material Agreements. The: (1) Bank Credit Agreement; (2) the
           --------------------------
           Cedar Brush Prospect Agreement dated November 5, 2001, between Canaan and Union Gas Corporation, a Texas corporation; (3) all agreements or instruments filed with or listed in the Canaan SEC Documents as material contracts; and (4) any other written or oral agreements, contracts, commitments or understandings to which Canaan is a party, by which any of Canaan is directly or indirectly bound, or to which any asset of any of Canaan may be subject, involving total value, consideration or obligations in excess of One Million Dollars ($1,000,000.00).

     1.14  Canaan Permits. As defined in paragraph 3.12 of this Agreement.
           --------------

     1.15  Canaan Plans. The stock option plans and related agreements listed in
           ------------
           section 2.4.3 of the Canaan Disclosure Schedule.

     1.16  Canaan Predecessor. As defined in paragraph 3.14.1 of this Agreement.
           ------------------

     1.17  Canaan Representative. Any director, officer, employee, agent,
           ---------------------
           advisor (including legal, accounting and financial advisors), Affiliate or other representative of Canaan.

     1.18  Canaan Rights. The preferred share purchase rights issued pursuant to
           -------------
           the Canaan Rights Agreement for each share of Canaan Common Stock outstanding on March 25, 2002.

     1.19  Canaan Rights Agreement. The Rights Agreement dated as of March 13,
           -----------------------
           2002 between Canaan and UMB Bank, N.A., as rights agent setting forth the terms and conditions of the Canaan Rights.

     1.20  Canaan SEC Documents. As defined in paragraph 3.5 of this Agreement.
           --------------------

     1.21  Canaan Severance Policy. As defined in paragraph 5.9.1(b) of this
           -----------------------
           Agreement.

     1.22  Canaan Specified Stockholders. The stockholders of Canaan who are:
           -----------------------------
           (a) on Canaan's board of directors; or (b) executive officers of Canaan.

     1.23  Canaan Stock Option(s). Any unexpired option or other right to
           ---------------------
           purchase Canaan Common Stock issued under the Canaan Plans and outstanding as of the Effective Time (regardless of whether vested, unvested or currently exercisable).

     1.24  Canaan Stockholder Meeting. The meeting of the stockholders of Canaan
           --------------------------
           for the purpose of voting on this Agreement and the Merger.

     1.25  Canaan Termination Fee. As defined in paragraph 5.16 of this
           ----------------------
           Agreement.

     1.26  CERCLA. The Comprehensive Environmental Response, Compensation and
           ------
           Liability Act of 1980, as amended.

     1.27  Certificate of Merger. The Certificate of Merger to be prepared and
           ---------------------
           executed in accordance with the applicable provisions of the OGCA and filed with the Secretary of State of Oklahoma to reflect the consummation of the Merger.

     1.28  Closing. The closing of the Merger and the consummation of the other
           -------
           transactions contemplated by this Agreement.

     1.29  Closing Date. Unless otherwise agreed to by Parent and Canaan in
           ------------
           writing, the Closing will take place on the second business day following the day after which both of the following have occurred:
           (a) the Canaan Stockholder Meeting; and (b) the satisfaction of the conditions to the Merger as set forth in this Agreement (other than conditions that by their nature are to be satisfied at Closing).

     1.30  COBRA. The Consolidated Omnibus Reconciliation Act of 1985, as
           -----
           amended, as contained in section 4980B of the Code.

         1.31   Code.  The Internal Revenue Code of 1986, as amended.
                ----

         1.32   Confidentiality Agreement. The letter agreement dated March 28,
                -------------------------
                2002 between Canaan and Parent relating to Canaan's furnishing of information to Parent in connection with Parent's evaluation of a possible transaction between Parent and Canaan.

         1.33   Contract Employee. As defined in paragraph 5.9.1(d) of this
                -----------------
                Agreement.

         1.34   Defensible Title. Such right, title and interest to an asset
                ----------------
                that is: (a) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice; (b) subject to Permitted Encumbrances; and (c) free and clear of all other Liens, claims, infringements, burdens or other defects.

         1.35   Dissenting Stockholders.  Any holder or holders of Canaan
                -----------------------
                Common Stock who validly perfect appraisal rights under Section 1091 of the OGCA.

         1.36   Effective Time.  As defined in paragraph 2.7 of this Agreement.
                --------------

         1.37   Environmental Law. Any federal, state, local or foreign statute,
                -----------------
                code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization relating to: (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the natural environment (including, without limitation, ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land); (b) the generation, treatment, storage, disposal, use, handling, manufacture, transportation or shipment of Hazardous Materials; or (c) the pollution of the environment, solid waste or operation or reclamation of mines.

         1.38   ERISA.  The Employee Retirement Income Security Act of 1974, as
                -----
                amended from time to time.

         1.39   Exchange Act.  The Securities Exchange Act of 1934, as amended
                ------------
                from time to time.

         1.40   Exchange Agent.  UMB Bank, N.A., the paying agent for shares of
                --------------
                Canaan Common Stock.

         1.41   Exchange Fund. As defined in paragraph 2.5.1 of this Agreement.
                -------------

         1.42   GAAP.  Generally accepted accounting  principles, as recognized
                ----
                by the U.S. Financial Accounting Standards Board (or any enerally recognized successor).

         1.43   Goodwill Protection Agreement. The agreement to be executed and
                -----------------------------
                delivered at the Closing by Leo E. Woodard, John K. Penton and Michael S. Mewbourn in favor of Canaan and Parent substantially in the form attached hereto as Exhibit "B."

         1.44   Governmental Authority. Any national, state, county or municipal
                ----------------------
                government, (whether domestic or foreign), agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over Canaan, Parent or Sub or any of their respective properties or assets.

         1.45   Hazardous Material. Any: (a) "hazardous substance" as defined by
                ------------------
                CERCLA; (b) "hazardous waste" as defined by the Resource Conservation and Recovery Act, as amended; (c) hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law;
                (d) radioactive material, including any naturally occurring radioactive material, and any source, special or by product material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof; (e) asbestos-containing materials in any form or condition; or (f) polychlorinated biphenyls in any form or condition.

         1.46   HSR Act. The Hart-Scott-Rodino Antitrust Improvements Act of
                -------
                1976, as amended from time to time.

         1.47   Hydrocarbons.  Oil, condensate, gas, casinghead gas and other
                ------------
                liquid or gaseous hydrocarbons.

         1.48   Indemnified Parties. As defined in paragraph 5.8.1 of this
                -------------------
                Agreement.

         1.49   Irrevocable Proxy. The irrevocable proxy in the form attached
                -----------------
                hereto as Exhibit "A" to be executed by the Canaan Specified Stockholders granting to Parent the right to vote such holders' Canaan Common Stock in connection with the stockholders' vote concerning the Merger and any and all related matters.

         1.50   Lien(s). Any lien, mortgage, security interest, pledge, deposit,
                -------
                production payment, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.

         1.51   Material Adverse Effect. An event or condition or a series of
                -----------------------
                related events or conditions that: (1) has an adverse financial impact of more than Five Million Dollars ($5,000,000) on Canaan;
                (2) materially and adversely affects the business, assets, liabilities or financial condition of Canaan; or (3) with respect to either Party, materially and adversely affects the ability of the party to consummate the transactions contemplated by this Agreement in accordance herewith or fulfill the conditions to Closing. Notwithstanding the foregoing the following will not be taken into account in determining whether there has been a Material Adverse Effect: (x) any adverse affect or change that is caused by or results from conditions affecting the United States economy generally or the economy of any nation or region in which Canaan or Parent

                (as the case may be) conducts business on a consolidated basis;
                (y) any adverse affect or change that is caused by or results from conditions generally affecting the natural gas industry including, without limitation, the prices of natural gas and oil; and (z) any adverse affect or change that is caused by or results from the announcement or pendency of this Agreement, the Merger or the transactions contemplated hereby.

         1.52   Merger.  As defined in paragraph 2.1 of this Agreement.
                ------

         1.53   Merger Consideration. The aggregate amount equal to the sum of:
                --------------------
                (1) the total number of shares of Canaan Common Stock that are issued and outstanding as of the Effective Time other than those held by Parent or Sub multiplied by the Per Share Merger Consideration; plus (2) the aggregate amount by which the Per Share Merger Consideration exceeds the exercise price of each of the Canaan Stock Options identified in Section 2.4.3 of the Canaan Disclosure Schedule which are in the money (based on the Per Share Merger Consideration) and which are outstanding at the Effective Time.

         1.54   Net Revenue Interests. Canaan's interest in Hydrocarbons
                ---------------------
                produced from or attributable to Canaan's Oil and Gas Interests, after deducting all lessor's royalties, overriding royalties, production payments, and other interests or burdens on Hydrocarbons produced from Canaan's oil and gas properties or any well thereon.

         1.55   Office Space Agreement. The agreement to be executed between
                ----------------------
                Canaan and LJ Natural Gas Company, in substantially the form attached hereto as Exhibit "C."

         1.56   OGCA.  The Oklahoma General Corporation Act, as amended.
                ----

         1.57   Oil and Gas Interests. Any and all: (a) direct and indirect
                ---------------------
                interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and interests related to any of the foregoing), surface interests, fee interests, reversionary interests, reservations and concessions;
                (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in fixtures, equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

         1.58   Ownership Interests. The Net Revenue Interests, Working
                -------------------
                Interests and other ownership interests, if any, of Canaan in Canaan's Oil and Gas Interests which were classified as having proved reserves as of December 31, 2001 as reported in the Canaan SEC Reports and listed in Section 1.58 of the Canaan Disclosure Schedule.

         1.59   Parent.  Chesapeake Energy Corporation, an Oklahoma corporation.
                ------

         1.60   Parent Companies.  Parent and the Parent Subsidiaries.
                ----------------

         1.61   Parent Representative. Any director, officer, employee, agent,
                ---------------------
                advisor (including legal, accounting and financial advisors), Affiliate or other representative of Parent or Parent Subsidiaries.

         1.62   Parent Subsidiaries.  Sub and all other direct or indirect
                -------------------
                wholly owned subsidiaries of Parent.

         1.63   Parties. The collective reference to Parent, Sub and Canaan.
                -------

         1.64   Payout Balance. As defined in paragraph 3.36 of this Agreement.
                --------------

         1.65   Permitted Encumbrances. Any: (a) Liens for Taxes, assessments or
                ----------------------
                other governmental charges or levies that are not at the particular time in question due and delinquent, foreclosure, distraint, sale or other similar proceedings have not been commenced or if commenced, have been stayed or are being contested in good faith by appropriate proceedings and if Canaan will have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by GAAP or otherwise determined by its board of directors to be adequate with respect thereto; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of Hydrocarbon properties and related facilities and assets for sums not yet due or being contested in good faith by appropriate proceedings, if Canaan will have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by GAAP or otherwise determined by its board of directors to be adequate with respect thereto; (c) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance and other social security legislation (other than ERISA); (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property and not (i) reducing the Canaan Net Revenue Interest set forth in Section 1.58 of the Canaan Disclosure Schedule, (ii) increasing the Canaan Working Interests in any Oil and Gas Interest set forth in Section 1.58 of the Canaan Disclosure Schedule or (iii) impairing the value of the assets of

                Canaan or interfering with the ordinary conduct of the business of Canaan or rights to any of their assets; (f) Liens created or arising by operation of law to secure a party's obligations as a purchaser of oil and gas; (g) all rights to consent by, required notices to, filings with, or other actions by any Governmental Authority to the extent customarily obtained subsequent to Closing; (h) farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, Hydrocarbon properties entered into in the ordinary course of business that do not (x) reduce the Canaan Net Revenue Interests set forth in Section 1.58 of the Canaan Disclosure Schedule, (y) increase the Canaan Working Interests in any Oil and Gas Interest set forth in Section 1.58 of the Canaan Disclosure Schedule or (z) adversely affect the value of any asset of Canaan; (i) any defects, irregularities or deficiencies in title to easements, rights-of-way or other surface use agreements that do not (x) reduce the Canaan Net Revenue Interests set forth in Section 1.58 of the Canaan Disclosure Schedule, (y) increase the Canaan Working Interests in any Oil and Gas Interest set forth in Section 1.58 of the Canaan Disclosure Schedule or (z) adversely affect the value of any asset of Canaan; (j) preferential rights to purchase and Third-Party Consents disclosed in Section 1.65 of the Canaan Disclosure Schedule; (k) Liens arising under or created pursuant to the Bank Credit Agreement; and (l) Liens specifically described in Section 1.65 of the Canaan Disclosure Schedule.

         1.66   Per Share Merger Consideration.  Eighteen Dollars ($18.00) per
                ------------------------------
                share of Canaan Common Stock including the associated Canaan Rights.

         1.67   Person(s). Any natural person, corporation, company, limited or
                ---------
                general partnership, joint stock company, joint venture, association, limited liability company, limited liability partnership, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

         1.68   Proxy Statement.  A proxy statement in a definitive form
                ---------------
                relating to the Canaan Stockholder Meeting.

         1.69   Returns. As defined in paragraph 3.14.1 of this Agreement.
                -------

         1.70   SEC. The Securities and Exchange Commission.
                ---

         1.71   Securities Act. The Securities Act of 1933, as amended from time
                --------------
                to time.

         1.72   Sub. CHK Acquisition, Inc., an Oklahoma corporation and wholly-
                ---
                owned subsidiary of Parent.

         1.73   Sub Common Stock. Sub's common stock, par value $1.00 per share.
                ----------------

         1.74   Superior Proposal. As defined in paragraph 5.3.2 of this
                -----------------
                Agreement.

         1.75   Surviving Corporation. As defined in paragraph 2.2 of this
                ---------------------
                Agreement.

         1.76   Tax(es). Any and all taxes, fees, levies, duties, tariffs,
                -------
                imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amountsimposed with respect thereto) imposed by any Governmental Authority or taxing authority including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes, license, registration and documentation fees, and custom duties, tariffs, and similar charges.

         1.77   Third-Party Consent. The consent or approval of any Person other
                -------------------
                than Canaan, Parent, Sub or any Governmental Authority.

         1.78   Transaction Documents. This Agreement, the Irrevocable Proxy,
                ---------------------
                the Goodwill Protection Agreement, the Office Space Agreement and the other documents and instruments executed and delivered in connection with any of the foregoing.

         1.79   Working Interest.  Canaan's share of all of the costs,
                ----------------
                expenses, burdens, and obligations of any type or nature attributable to Canaan's interests in its oil and gas properties or any well thereon.

2        Consummation of the Merger.  The Merger will be consummated as follows:
         --------------------------

         2.1    The Merger. Subject to the terms and conditions set forth in
                ----------
                this Agreement, at the Effective Time, Sub will be merged with and into Canaan in accordance with the provisions of this Agreement and the OGCA. Such merger is referred to in this Agreement as the "Merger."

         2.2    Effect of the Merger. Upon the effectiveness of the Merger, the
                --------------------
                separate existence of Sub will cease and Canaan, as the surviving corporation in the Merger (the "Surviving Corporation"), will continue its corporate existence under the laws of the State of Oklahoma. The Merger will have the effects specified in this Agreement and the OGCA.

         2.3    Governing Instruments, Directors and Officers of the Surviving
                --------------------------------------------------------------
                Corporation.
                -----------

                2.3.1 Certificate of Incorporation. The certificate of
                      ----------------------------
                      incorporation of Canaan, as in effect immediately prior to the Effective Time amended to reflect the change in the name of the Surviving Corporation as provided herein, will be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with its terms and applicable law.

                2.3.2 Bylaws. The bylaws of Canaan, as in effect immediately
                      ------
                      prior to the Effective Time, will be the bylaws of the Surviving Corporation until duly amended in accordance with their terms and applicable law.

                2.3.3    Name. The name of the Surviving Corporation will be CHK
                         ----
                         Acquisition, Inc., however, at the option of Parent, the name of the Surviving Corporation may be changed.

                2.3.4    Directors and Officers. The directors and officers of
                         ----------------------
                         Sub at the Effective Time will be the directors and officers, respectively, of the Surviving Corporation from the Effective Time until their respective successors have been duly elected or appointed in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable law.

         2.4    Effect on Securities. As of the Effective Time, by virtue of the
                --------------------
                Merger and without any action on the part of any holder thereof, the Sub Common Stock, the Canaan Common Stock and other Canaan securities will be treated as follows subject to the terms and conditions of this Agreement:

                2.4.1    Sub Common Stock. Each share of Sub Common Stock
                         ----------------
                         outstanding immediately prior to the Effective Time will be automatically converted into and become one (1) share of common stock of the Surviving Corporation on a one for one basis. As a result of the Merger the foregoing stock will represent one hundred percent (100%) of the issued and outstanding capital stock of the Surviving Corporation immediately after the Effective Time.

                2.4.2    Canaan Common Stock. At the Effective Time, by virtue
                         -------------------
                         of the Merger and without any action on the part of any holder thereof, each share of Canaan Common Stock that is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Per Share Merger Consideration. Notwithstanding the foregoing, the shares of Canaan Common Stock covered by paragraph 2.4.4 of this Agreement will be controlled by such paragraph and will not receive the Per Share Merger Consideration. Each share of Canaan Common Stock, when so converted, will automatically be canceled and retired, will cease to exist and will no longer be outstanding, and the holder of any Canaan Certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration upon the surrender of such Canaan Certificate in accordance with paragraph 2.5.

                2.4.3    Canaan Stock Options. Section 2.4.3 of the Canaan
                         --------------------
                         Disclosure Schedule lists: (a) each of the Canaan Plans; and (b) each Canaan Stock Option outstanding as of the date hereof specifying the Canaan Plan under which such Canaan Stock Option was issued, the number of shares of Canaan Common Stock covered by such Canaan Stock Option, the term of such Canaan Stock Option, the vesting schedule for such Canaan Stock Option and the exercise price for such Canaan Stock Option. Each Canaan Stock Option remaining outstanding at the Effective Time will be or become fully vested at the Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Canaan Stock Option will be canceled and each Canaan Stock Option will be converted into the right to receive, for each share of Canaan Common Stock with respect to which such Canaan Stock Option is exercisable, cash in an amount equal to the Per Share Merger Consideration, less the per share exercise price of such Canaan Stock Option. On presentation to Parent of the Canaan Stock Option or compliance with the provisions of paragraph 2.5.6 with respect thereto, the Parent will pay or cause to be paid to each holder of a Canaan Stock Option, for each share of Canaan Common Stock with respect to which such Canaan Stock Option is exercisable, cash in an amount equal to (i) the amount by which (A) the Per Share Merger Consideration, exceeds (B) the per share exercise price of such Canaan Stock Option, less (ii) amounts required to be withheld by Parent or Canaan, if any, in respect of federal taxes and other payroll withholding as a consequence of the cancellation and conversion of such Canaan Stock Option in accordance herewith. Without limiting the foregoing, except as expressly disclosed in Section 2.4.3 of the Canaan Disclosure Schedule, Canaan further hereby represents and warrants to Parent that: (i) all adjustments required to be made to the number of shares issuable or the exercise price for exercise under each of the Canaan Stock Options has been accurately made as disclosed in Section 2.4.3 of the Canaan Disclosure Schedule; and (ii) all required notices have been given to the holders of the Canaan Stock Options including, without limitation, adjustment notices. As of the Effective Time, as a result of the Merger, the provisions in any of the Canaan Plans or any other program, arrangement, option, warrant or other agreement providing for the issuance or grant of any interest in respect of the capital stock of Canaan will be canceled, cease to exist and no longer be outstanding as of the Effective Time and Canaan will take all action necessary to ensure that following the Effective Time no Person will have any right thereunder to acquire equity securities of Canaan, the Surviving Corporation or any subsidiary thereof.

                2.4.4    Treasury Stock and Parent Owned Stock. At the Effective
                         -------------------------------------
                         Time, by virtue of the Merger, all shares of Canaan Common Stock that are issued and held as treasury stock, if any, and all shares of Canaan Common Stock held by Parent will be canceled and retired and will cease to exist, and no Merger Consideration or other consideration will be paid or payable in exchange therefor.

                2.4.5    Dissenting Stockholder Shares. Except as provided
                         -----------------------------
                         herein, any issued and outstanding shares of Canaan Common Stock held by a Dissenting Stockholder will be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the OGCA. If a Dissenting Stockholder effectively withdraws the demand for appraisal or loses the right of appraisal as provided under the OGCA, the shares of Canaan Common Stock held by such Dissenting Stockholder will be deemed to be converted under paragraph 2.4.2 of this Agreement (without interest). Canaan will provide prompt notice to Parent of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the OGCA and will provide to Parent the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the OGCA. Absent the prior written consent of Parent and Sub, Canaan will not negotiate, settle or offer to settle any demand for appraisal, provided, however that any and all payments made to settle such appraisal rights or made pursuant to the OGCA will be made solely out of Canaan assets and neither Parent nor Sub will have any liability therefor. Notwithstanding anything contained in this paragraph 2.4.5, if the Merger is rescinded or abandoned or if the stockholders of Canaan revoke the authority to effect the Merger, then the right of any Dissenting Stockholder to receive such consideration as may be determined to be due in respect of such Dissenting Stockholder's Canaan Common Stock pursuant to the OGCA will cease.

     2.5  Exchange of Certificates. The exchange of Canaan Common Stock for the
          ------------------------
          Per Share Merger Consideration will be consummated as follows:

          2.5.1  Exchange Fund. At the Effective Time, Parent will deposit with
                 -------------
                 the Exchange Agent, for the benefit of the holders of shares of Canaan Common Stock and for exchange in accordance with this Agreement, funds representing the Merger Consideration to be paid in exchange for shares of Canaan Common Stock pursuant to paragraph 2.5.2, less the amount of the Merger Consideration which: (i) would have been payable to Dissenting Stockholders; and (ii) will be payable with respect to the Canaan Stock Options. The funds delivered to the Exchange Agent pursuant hereto are referred to herein as the "Exchange Fund." The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, will deliver the Per Share Merger Consideration to be paid pursuant to paragraph 2.5.2 out of the Exchange Fund, and the Exchange Fund will not be used for any other purpose whatsoever.

          2.5.2  Notice and Surrender. As soon as reasonably practicable after
                 --------------------
                 the Effective Time, Parent will cause the Exchange Agent to mail to each holder of record of Canaan Common Stock that, immediately prior to the Effective Time, were converted into the right to receive the Per Share Merger Consideration pursuant to paragraph 2.4.2, a letter of transmittal to be used to effect the exchange of such Canaan Common Stock for the Per Share Merger Consideration, along with instructions for using such letter of transmittal to effect such exchange. The letter of transmittal (or the instructions thereto) will specify that delivery of any Canaan Certificate will be effected, and the risk of loss and title thereto will pass, only upon delivery of such Canaan Certificate to the Exchange Agent and will be in such form and have such other provisions as Parent may reasonably specify. On surrender to the Exchange Agent of a Canaan Certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents: (a) the holder of such Canaan Certificate will be entitled to receive in exchange therefor the Per Share Merger Consideration for each share of Canaan Common Stock represented by such Canaan Certificate (after giving effect to any required withholding of Taxes); and (b) the Canaan Certificate so surrendered will forthwith be canceled. No interest will be paid or accrued on the Per Share Merger Consideration. In the event of a transfer of ownership of Canaan Common Stock that is not registered in the transfer records of Canaan, the Per Share Merger Consideration may be paid to a transferee if the Canaan Certificate representing such shares of Canaan Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this paragraph 2.5.2, each Canaan Certificate will be deemed at any time after the Effective Time to represent only the right to receive on such surrender the Per Share Merger Consideration for the number of shares of Canaan Common Stock represented by such Canaan Certificate as provided in paragraph 2.4.2.

          2.5.3  Full Satisfaction. Payment of the Per Share Merger
                 -----------------
                 Consideration upon the surrender for exchange of shares of Canaan Common Stock in accordance with the terms hereof will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Canaan Common Stock. After the Effective Time, there will be no further registration of transfers on the Surviving Corporation's stock transfer books of the shares of Canaan Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Canaan Certificate is presented to the Surviving Corporation or Parent for any reason, it will be canceled and exchanged as provided in this paragraph 2.5.

          2.5.4  Unclaimed Exchange Fund. Any portion of the Exchange Fund held
                 -----------------------
                 by the Exchange Agent in accordance with the terms of this paragraph 2.5 that remains unclaimed by the former stockholders of Canaan for a period of one (1) year following the Effective Time will be delivered to Parent, on demand. Thereafter, any former stockholders of Canaan who have not theretofore complied with the provisions of this paragraph 2.5 will look only to Parent for payment of their claim for the Per Share Merger Consideration for the number of shares of Canaan Common Stock owned. No interest will be paid or payable on any Per Share Merger Consideration regardless of the date actually paid.

          2.5.5  No Liability. Neither Parent, Sub, Canaan, the Surviving
                 ------------
                 Corporation, the Exchange Agent nor any other Person will be liable to any former holder of shares of Canaan Common Stock for any amount properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by former holders of Canaan Common Stock for a period of three (3) years following the Effective Time

                 (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Authority) will, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

          2.5.6  Lost, Stolen or Destroyed Certificates. If any Canaan
                 --------------------------------------
                 Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Canaan Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against Parent with respect to such Canaan Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Canaan Certificate the Per Share Merger Consideration deliverable with respect thereto pursuant to this Agreement.

          2.5.7  Investment of Exchange Fund. The Exchange Agent will invest any
                 ---------------------------
                 cash included in the Exchange Fund from time to time, as directed by Parent, in short term money market assets or similar securities. Any interest and other income resulting from such investments will be payable to Parent on demand and will be the sole property of Parent.

     2.6  Closing.  The Closing will take place on the Closing  Date at such
          -------
          time and place as is agreed upon by Parent and Canaan.

     2.7  Effective Time of the Merger. The Merger will become effective
          ----------------------------
          immediately when the Certificate of Merger is accepted for filing by the Secretary of State of Oklahoma or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time"). The Certificate of Merger will be filed on the Closing Date as soon as practicable after the Closing; provided, however, that the Certificate of Merger may be filed prior to the Closing Date or prior to the Closing so long as it provides for an Effective Time that occurs after the Closing.

     2.8  Taking of Necessary or Further Action. Each of Parent, Sub and Canaan
          -------------------------------------
          will use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the OGCA as promptly as commercially practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either Sub or Canaan, the officers and directors of the Surviving Corporation are fully authorized, in the name of the Surviving Corporation or otherwise to take, and will take all such lawful and necessary action.

3.   Canaan Representations and Warranties. Except as set forth in the Canaan
     -------------------------------------
Disclosure Schedule with a reference to each paragraph of this Agreement modified by such item of disclosure, Canaan hereby represents and warrants to Parent and Sub that:

     3.1   Corporate Organization. Canaan: (a) is a corporation duly organized,
           ----------------------
           validly existing and in good standing under the laws of the state of Oklahoma; (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is presently being conducted; and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Canaan). Copies of the certificate or articles of incorporation and bylaws of Canaan have heretofore been delivered to Parent and such copies are accurate and complete as of the date hereof.

     3.2   Authority and Enforceability. The board of directors of Canaan (at a
           ----------------------------
           meeting duly called and held) has: (a) determined that the Merger is advisable; and (b) resolved to approve the Merger and recommend the approval and adoption of this Agreement by Canaan's stockholders. In addition, the board of directors of Canaan has taken all action necessary to render the Control Share Acquisition Act, Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes and Section 1090.3 of the OGCA inapplicable to the Merger and the other transactions contemplated by this Agreement. No other state takeover statute or similar statute or regulation applies or purports to apply to Canaan with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement. Canaan has the requisite corporate power and authority to execute and deliver this Agreement and (with respect to consummation of this Agreement and the Merger, subject to the approval of the stockholders of Canaan) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and (with the approval by the stockholders of Canaan) the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Canaan, including approval by the board of directors of Canaan, and no other corporate proceedings on the part of Canaan are necessary to authorize the execution or delivery of this Agreement or (with approval by the stockholders of Canaan) to consummate the transactions contemplated hereby. The board of directors of Canaan has taken all action necessary to render the Canaan Rights inapplicable to this Agreement, the other Transaction Documents and the Merger and ensure that neither Parent nor Sub nor any of their Affiliates or associates is or will become an "Acquiring Person" (as defined in the Canaan Rights Agreement) by reason of any of the Transaction Documents or the Merger. In addition, a "Distribution Date" (as defined in the Canaan Rights Agreement) will not occur by reason of the execution of this Agreement, the execution of any of the Transaction Documents or the consummation of the Merger. This Agreement has been duly and validly executed and delivered by Canaan and constitutes a valid and binding obligation of Canaan, enforceable against Canaan in accordance with its terms.

     3.3   No Violations. The execution and delivery of this Agreement does not,
           -------------
           and the consummation of the transactions contemplated hereby and compliance by Canaan with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation (excluding any change of control put or acceleration) or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Canaan under, any provision of: (a) the certificate of incorporation or bylaws of Canaan; (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Canaan; or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph 3.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Canaan or any of Canaan's properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Canaan.

     3.4   Consents and Approvals. No consent, approval, order or authorization
           ----------------------
           of, registration, declaration, or filing with, or permit from, any Governmental Authority is required by or with respect to Canaan in connection with the execution and delivery of this Agreement by Canaan or the consummation by Canaan of the transactions contemplated hereby except for the following: (1) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Canaan; (2) the filing of the Certificate of Merger with the Secretary of State of Oklahoma pursuant to the provisions of the OGCA; (3) the filing, if necessary, of a pre-merger notification report under the HSR Act and the expiration or termination of the applicable waiting period; (40 the filing with the SEC of the Proxy Statement and such other reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; and (5) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or Environmental Laws. No Third-Party Consent is required by or with respect to Canaan in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for: (x) any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Canaan; (y) the valid approval of this Agreement and the Merger by the stockholders of Canaan; and (z) any consent, approval or waiver required by the terms of the Bank Credit Agreement, which consent, approval or waiver Canaan agrees to use reasonable efforts to obtain if requested by Parent or Sub.

     3.5   Canaan SEC Documents. Parent has had available to it a true, correct
           --------------------
           and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Canaan with the SEC since December 31, 2000, and prior to the Effective Time (the "Canaan SEC Documents"), which are all the documents that Canaan was or will be required to file with the SEC since such date. As of their respective dates, the Canaan SEC Documents complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Canaan SEC Documents, and none of the Canaan SEC Documents contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.6   Financial Statements. The Canaan Financial Statements were prepared
           --------------------
           in accordance with the applicable published rules and regulations of the SEC with respect thereto and in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects, in accordance with applicable requirements of GAAP, the financial position of Canaan as of their respective dates and the results of operations and the cash flows of Canaan for the periods presented therein.

     3.7   Capital Structure. The authorized capital stock of Canaan consists of
           -----------------
           50,000,000 shares of Canaan Common Stock and 1,000,000 shares of preferred stock, 25,000 of which have been designated as Series A Junior Participating Preferred Stock , par value $.01. As of April 17, 2002: (a) 4,353,646 shares of Canaan Common Stock were validly issued and outstanding; (b) 500,000 shares of Canaan Common Stock were reserved for issuance pursuant to the Canaan Plans, of which Canaan Stock Options to purchase a total of 470,450 shares of Canaan Common Stock were issued and outstanding; (c) there are no shares of capital stock of Canaan of any class authorized, issued or outstanding other than the Canaan Common Stock ; and (d) 578,169 shares of Canaan Common Stock were held by Canaan as treasury stock. Except for changes resulting from the exercise of Canaan Stock Options listed in section 2.4.3 of the Canaan Disclosure Schedule Canaan will notify Parent in writing simultaneously with any change after April 17, 2002, in any of the numbers of securities set forth in the immediately preceding sentence together with a detailed explanation of the event giving rise to such change. Except as described in subpart (a) above, as described in Section 2.4.3 of the Canaan Disclosure Schedule and the Canaan Rights under the Canaan Rights Plan, there are: (i) no outstanding shares of capital stock or other voting securities of Canaan; (ii) no outstanding securities of Canaan or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Canaan; and (iii) no outstanding subscriptions, options, warrants, calls, rights (including preemptive rights, stock appreciation rights, phantom stock rights, conversion rights, commitments, understandings or agreements to which Canaan is a party or by which it is bound) obligating Canaan to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other securities of Canaan or obligating Canaan to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement. All outstanding shares of capital stock of Canaan are validly issued, fully paid and nonassessable and not subject to any preemptive right. As of the date hereof there is no, and at the Effective Time there will not be any, stockholder agreement, voting trust or other agreement or understanding to which Canaan is a party or by which it is bound relating to the voting of any shares of the capital stock of Canaan.

     3.8   Governmental Regulation. Canaan is not subject to regulation under
           -----------------------
           the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 or any state public utilities laws.

     3.9   Litigation. There is no litigation, arbitration, investigation or
           ----------
           other proceeding of any Governmental Authority or other Person pending or, to the knowledge of Canaan, threatened against Canaan or Canaan's assets which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Canaan. Canaan has no knowledge of any facts that are likely to give rise to any litigation, arbitration, investigation or other proceeding of any Governmental Authority or other Person which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Canaan. Canaan is not subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders and any injunction, judgment, order, decree or ruling that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Canaan). There is no litigation, investigation or other proceeding of any Governmental Authority or other Person pending or, to the knowledge of Canaan, threatened against or affecting Canaan that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Canaan in connection with the transactions contemplated hereby.

     3.10  Brokers. No broker, finder, investment banker or other Person is or
           -------
           will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Canaan for which Canaan or Parent or Sub will have any obligation or liability.

     3.11  Absence of Certain Changes or Events. Since December 31, 2001, Canaan
           ------------------------------------
           has conducted its business only in the ordinary course of business consistent with past practices and, since such date, there has not been any event (financial or otherwise, whether or not in the ordinary course of business), circumstance or condition that: (a) would be reasonably likely to have a Material Adverse Effect on Canaan; or (b) would have required the consent of Parent pursuant to paragraph 5.1 had such event occurred after the date of this Agreement.

     3.12  Compliance with Laws, Material Agreements and Permits. Canaan is not
           -----------------------------------------------------
           in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under: (a) its certificate or articles of incorporation or bylaws or other governing document; (b) any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority; or (c) any Canaan Material Agreement, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on Canaan. Canaan has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets ("Canaan Permits"), except for Canaan Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Canaan. Canaan is in compliance with the terms of each of the Canaan Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Canaan. No investigation or review by any Governmental Authority with respect to Canaan is pending or, to the knowledge of Canaan, threatened, other than those, the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on Canaan. To the knowledge of Canaan, no party to any Canaan Material Agreement is in material breach of the terms, provisions and conditions of such Canaan Material Agreement.

     3.13  No Restrictions. Canaan is not a party to: (a) any agreement,
           ---------------
           indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital stock; (b) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness reflected in the Canaan Financial Statements or indebtedness incurred in the ordinary course of business); (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person; (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business); or (e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

     3.14  Taxes. During the period beginning on January 1, 1998, and ending on
           -----
           the date hereof, except as expressly provided below:

           3.14.1 Canaan and any affiliated, combined or unitary group of which Canaan or any subsidiary is or was a member and any Person that has been acquired by Canaan (a "Canaan Predecessor") has properly completed and timely (taking into account any extensions) filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed in respect of any Tax and has timely paid all Taxes that are shown by such Returns to be due and payable and the Returns correctly and accurately (except for one or more matters the aggregate effect of which would not reasonably be expected to have a Material Adverse Effect) reflect the facts regarding the income, business and assets, operations, activities, status or other matters of Canaan required to be shown thereon or any other information required to be shown thereon and are not subject to penalties under Section 6662 of the Code, relating to accuracy-related penalties, or any corresponding provision of applicable state, local or foreign tax law or any predecessor provision. Canaan has established reserves that are adequate in the aggregate for the payment of all material Taxes not yet due and payable with respect to the results of operations of Canaan through the date hereof, and has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and the filing of material federal, state or local Returns except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

           3.14.2 Section 3.14.2 of the Canaan Disclosure Schedule sets forth the last taxable period through which the federal income Tax Returns of Canaan and any Canaan Predecessor have been examined by the IRS. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in Canaan's most recent audited financial statements. No Tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Canaan would be liable, and no deficiency which has not yet been paid for any such Taxes has been proposed, asserted or assessed against Canaan with respect to any period which would reasonably be expected to have a Material Adverse Effect. No claim has been asserted by an authority in any jurisdiction where Canaan do not file Returns that any Canaan Company is subject to Tax in that jurisdiction.

           3.14.3 Canaan and the Canaan Predecessors have not executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority: (a) any agreement extending the period for assessment or collection of any Tax for which Canaan is liable for any period that is open under the applicable statute of limitations; or (b) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to Canaan for the current or any future taxable period. Canaan and the Canaan Predecessors have not made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Canaan. Canaan is not a party to, is not bound by and has no obligation under any tax sharing agreement or similar agreement or arrangement. Canaan is not a party to any agreement or other arrangement that would result separately or in the aggregate in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

           3.14.4 There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Canaan.

           3.14.5 Canaan has never been a member of an "affiliated group of corporations" within the meaning of Section 1504 of the Code, other than as a common parent corporation.

           3.14.6 After the date hereof, no election which is inconsistent with past practices with respect to Taxes will be made by Canaan without the written consent of Parent.

           3.14.7 None of the assets of Canaan are property that is required to be treated as being owned by any other Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

           3.14.8 None of the assets of Canaan directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the assets of Canaan is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

           3.14.9 Canaan has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise which will have any adverse effect on any Tax for a period which ends after December 31, 2000.

           3.14.10 Canaan and the Canaan Predecessors have not participated in an international boycott within the meaning of Section 999 of the Code.

           3.14.11 Canaan and the Canaan Predecessors have not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

           3.14.12 Section 3.14.12 of the Canaan Disclosure Schedule identifies each arrangement to which Canaan is currently a party and which is a partnership for federal income tax purposes and which was required to file an income tax return for a taxable year of such partnership which ended in 2001 (taking into account any election which permitted such arrangement not to file a return).

           3.14.13 Canaan did not have an excess loss account in any subsidiary which had on December 31, 2001, assets with a fair market value in excess of $500,000.

           3.14.14 Canaan is in compliance with all applicable laws, rules, regulations and orders applicable to the Oil and Gas Interests to the extent pertaining to escheatment or similar laws affecting the payment of revenues except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Canaan.

     3.15  Employee Benefit Plans.
           ----------------------

           3.15.1 Section 3.15.1 of the Canaan Disclosure Schedule lists: (i) the "employee benefit plans" (within the meaning of Section 3(3) of ERISA), which Canaan maintains or sponsors or with respect to which Canaan has any material liability (actual or contingent, primary or secondary); and (ii) all other (A) director or employee compensation or benefit plans, programs or arrangements, (B) stock purchase, stock option, severance, bonus, incentive and deferred compensation plans, (C) written employment or consulting contracts, and (D) change-in-control agreements which Canaan maintains, sponsors or is a party to or with respect to which Canaan has or could have any material liability (such plans, programs, arrangements, contracts and agreements are collectively referred to herein as the "Canaan Employee Benefit Plans").

           3.15.2 (i) The reserves reflected in the balance sheet contained in the Canaan Financial Statements for the period ending December 31, 2001 (together with all footnotes attached thereto, the "Balance Sheet") relating to any unfunded benefits under the Canaan Employee Benefit Plans were adequate in the aggregate under GAAP as of December 31, 2001; and (ii) Canaan has not incurred any material unfunded liability in respect of any such Canaan Employee Benefit Plans since that date.

           3.15.3 There are no suits, investigations or claims (other than undisputed claims for benefits) pending or, to the knowledge of Canaan threatened (or any basis therefor) relating to or for benefits under the Canaan Employee Benefit Plans.

           3.15.4 Each Canaan Employee Benefit Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations and each Canaan Employee Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified.

           3.15.5 (i) No Canaan Employee Benefit Plan currently has any "accumulated funding deficiency" as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived); (ii) no event or condition exists or is expected to occur which is a reportable event within the meaning of ERISA
                   Section 4043 with respect to any Canaan Employee Benefit Plan that is subject to Title IV of ERISA and with respect to which the 30-day notice requirement has not been waived;
                   (iii) each member of Canaan's Controlled Group (as defined below) has made all required premium payments when due to the Pension Benefit Guaranty Corporation ("PBGC"); (iv) neither Canaan nor any member of its Controlled Group is subject to any liability to the PBGC for any Canaan Employee Benefit Plan termination; (v) no amendment has occurred which requires Canaan or any member of its Controlled Group to provide security pursuant to Code Section 401(a)(29); and
                   (vi) neither Canaan nor any member of its Controlled Group has engaged in a transaction which is reasonably likely to subject it to liability under ERISA Section 4069. For the purposes of this paragraph 3.15, the term "Controlled Group" means all corporations, trades or businesses which, together with Canaan, are treated as a single employer under Section 414 of the Code.

           3.15.6 No Canaan Employee Benefit Plan is a multiemployer plan (within the meaning of Section 3(37) of ERISA) and neither Canaan nor any member of its Controlled Group has incurred or is reasonably likely to incur any liability to any multiemployer plan nor has or is engaged in a transaction which is reasonably expected to subject Canaan or any member of its Controlled Group to any liability under ERISA Section 4212(c).

          3.15.7 Each Canaan Employee Benefit Plan described in subpart 3.15.1(i) above can be unilaterally terminated at any time by Canaan without material liability to Canaan.

     3.16  Environmental Matters.
           ---------------------

           3.16.1 (i) The reserves reflected in the Canaan Financial Statements relating to environmental matters were adequate under GAAP as of December 31, 2001, and Canaan has not incurred any liability in respect of any environmental matter since that date which would reasonably be expected to have a Material Adverse Effect; and (ii) the Canaan SEC Documents include all information relating to environmental matters required to be included therein under the rules and regulations of the SEC applicable thereto.

          3.16.2 To the knowledge of Canaan, except for any matters which would not reasonably be expected to have a Material Adverse
                   Effect: (i) each of Canaan and Canaan Predecessors has conducted its business and operated its assets, and is conducting its business and operating its assets, in compliance with all Environmental Laws; (ii) Canaan has not been notified by any Governmental Authority that any of the operations or assets of Canaan is the subject of any investigation or inquiry by any Governmental Authority evaluating whether any material remedial action is needed to respond to a release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material; (iii) neither Canaan nor any other Person has filed any notice under any federal, state or local law indicating that (A) Canaan or any Canaan Predecessor is responsible for the improper release into the environment, or the improper storage or disposal of any Hazardous Material, or (B) any Hazardous Material is improperly stored or disposed of upon any property of Canaan or any Canaan Predecessor; (iv) Canaan does not have any contingent liability in connection with a release into the environment at or on the property now or previously owned or leased by Canaan or any Canaan Predecessor, or the storage or disposal of any Hazardous Material; (v) neither Canaan or any of the Canaan Predecessor has received any claim, complaint, notice, inquiry or request for information which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property owned, leased or operated by Canaan or any Canaan Predecessor; (vi) there are no sites, locations or operations at which Canaan is currently undertaking, or has completed, any remedial or response action relating to any such disposal or release, as required by Environmental Laws; and (vii) all underground storage tanks and solid waste disposal facilities owned or operated by Canaan are used and operated in material compliance with Environmental Laws.

     3.17  Vote Required. The affirmative vote of the holders of a majority of
           -------------
           the outstanding shares of Canaan Common Stock voting as one class is the only vote of the holders of any class or series of Canaan capital stock or other voting securities necessary to approve this Agreement and the Merger. The affirmative vote of the holders of Canaan capital stock, or any of them, is not necessary to approve any of the Transaction Documents other than this Agreement or to consummate any transaction other than the Merger.

     3.18  Canaan Board of Directors Actions. The board of directors of Canaan
           ---------------------------------
           has by requisite vote of all directors present: (a) determined that the Merger is advisable; (b) approved the Merger in accordance with the provisions of Section 1081 of the OGCA and the transactions contemplated by this Agreement; and (c) recommended the approval of this Agreement and the Merger by the holders of Canaan Common Stock and directed that the Merger be submitted for consideration by the holders of Canaan Common Stock at a meeting of such stockholders contemplated by paragraph 5.4 hereof.

     3.19  Employment Contracts and Benefits. Except as otherwise provided for
           ---------------------------------
           in any Canaan Employee Benefit Plan: (a) Canaan is not subject to or obligated under any consulting, employment, severance, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees or any other Person; and (b) no employee of Canaan, the Canaan Predecessor or any other Person owns, or has any rights granted by Canaan to acquire, any interest in any of the assets or business of Canaan. Section 3.19 of the Canaan Disclosure Schedule sets forth all indebtedness, promissory notes and other obligations owing by any employee, officer or non-employee director of Canaan including, without limitation, by any employee, officer or non-employee director, the principal amount thereof, the interest rate applicable thereto, any collateral securing payment thereof, the payment terms and the maturity date thereof.

     3.20  Labor Matters. No employees of Canaan are represented by any labor
           -------------
           organization. No labor organization or group of employees of Canaan has made a demand for recognition or certification as a union or other labor organization, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities involving Canaan pending with any labor organization or group of employees of Canaan. Canaan is in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding or social security Taxes and similar Taxes, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Canaan.

         3.21   Insurance. Each of the insurance policies currently maintained
                ---------
                by Canaan is described in Section 3.21 of the Canaan Disclosure Schedule. Canaan maintains, and through the Closing Date will maintain, such insurance in full force and effect. Canaan may terminate each of its insurance policies or binders at or after the Closing and will incur no penalties or other material costs in doing so other than any short rate premium adjustments. None of such policies or binders was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, nor has Canaan failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. There (a) are no outstanding claims under any such policies or binders and, to the knowledge of Canaan, there has not occurred any event that might reasonably form the basis of any claim against or relating to Canaan that is not covered by any of such policies or binders; (b)is no notice of cancellation or non-renewal of any such policies or binders which has been received; and (c) no performance bonds outstanding with respect to Canaan.

         3.22   Intangible Property. There are no material trademarks, trade
                -------------------
                names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued operation, of the business of Canaan or for the ownership and operation, or continued ownership or operation, of any of Canaan's assets, for which Canaan does not hold valid and continuing authority in connection with the use thereof. Section
                3.22 of the Canaan Disclosure Schedule lists each seismic agreement to which Canaan is a party.

         3.23   Title to Assets. Canaan has Defensible Title subject only to
                ---------------
                Permitted Encumbrances to: (1) all Oil and Gas Interests of Canaan included or reflected in the Ownership Interests and included in section 1.58 of the Canaan Disclosure Schedule as having proved reserves; (2) all other Oil and Gas Interests of Canaan as listed in section 3.23 of the Canaan Disclosure Schedule detailing the type of interest and general location; (30 all other assets owned by Canaan. Each Oil and Gas Interest included or reflected in the Ownership Interests entitles Canaan to receive not less than the undivided Net Revenue Interest set forth in (or derived from) the Ownership Interests of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of such costs and expenses of operation and development of such Oil and Gas Interest that is borne or to be borne by Canaan is not greater than the undivided Working Interest set forth in (or derived from) the Ownership Interests.

         3.24   Opinion of Financial Advisor. The board of directors of Canaan
                ----------------------------
                has received the opinion of CIBC World Markets, Inc., that, as of such date, the Per Share Merger Consideration to be received by the holders of Canaan Common Stock is fair to such holders from a financial point of view.

         3.25   Oil and Gas Operations. (a) All wells included in the Oil and
                ----------------------
                Gas Interests of Canaan have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance with applicable oil and gas leases and applicable laws, rules, regulations, except where the failure or violation would not reasonably be expected to have a Material Adverse Effect on Canaan; and (b) proceeds from the sale of Hydrocarbons produced from Canaan's Oil and Gas Interests are being received by Canaan in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $250,000 held in suspense in the ordinary course of business).

         3.26   Financial and Commodity Hedging. Section 3.26 of the Canaan
                -------------------------------
                Disclosure Schedule accurately summarizes the outstanding Hydrocarbon and financial hedging positions of Canaan (including fixed price controls, collars, swaps, caps, hedges and puts) as of the date reflected on the Canaan Disclosure Schedule. After the date hereof, Canaan has not and will not enter into, terminate or modify any hedging positions without Parent's prior written consent, which will not be unreasonably withheld.

         3.27   Books and Records. All books, records and files of Canaan
                -----------------
                (including those pertaining to Canaan's Oil and Gas Interests, wells and other assets, the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records): (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures; and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by Canaan of their respective assets.

         3.28   Other Entities. Canaan has no direct or indirect equity interest
                --------------
                in any corporation, partnership, limited liability company, joint venture, business association or other entity (other than joint venture, joint operating or ownership arrangements related to oil and gas activities entered into in the ordinary course of business or other partnerships that, individually or in the aggregate, are not material to the operations or businesses of Canaan).

         3.29   Account Information. Section 3.29 of the Canaan Disclosure
                -------------------
                Schedule contains an accurate list of the names and addresses of every bank and other financial institution in which Canaan maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and Persons having signature authority or legal access thereto.

         3.30   Powers of Attorney. There are no outstanding powers of attorney
                ------------------
                relating to or affecting Canaan.

         3.31   Plugging Status. All wells operated by Canaan or any Canaan
                ---------------
                Predecessor that have been permanently plugged and abandoned have been so plugged and abandoned in accordance in with all applicable requirements of each Governmental Authority having jurisdiction over Canaan and the Oil and Gas Interests except where failure to comply would not reasonably be expected to have a Material Adverse Effect.

         3.32   No Knowledge of Breach of Representations. Canaan has no actual
                -----------------------------------------
                knowledge that any of the representations of Parent or Sub contained in this Agreement are untrue as of the date of this Agreement. If and to the extent that Canaan has any such knowledge as of the date of this Agreement, Canaan will not assert any remedy under this Agreement for breach of such representation (including, but not limited to, any right to not close the Merger due to a failure to satisfy the condition to Closing set forth in paragraph 6.3.1 arising solely as a result of any such breach).

         3.33   Proxy Statement. None of the information supplied or to be
                ---------------
                supplied by Canaan for inclusion or incorporation by reference in the Proxy Statement and any amendments or supplements thereto will, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Canaan, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If at any time prior to Effective Time any event with respect to Canaan or Canaan's officers and directors occurs which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event will be so described, and such amendment or supplement will be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Canaan. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

         3.34   Equipment. All equipment constituting part of the Oil and Gas
                ---------
                Interests operated by Canaan has been installed, maintained, and operated by Canaan as a prudent operator in accordance with oil and gas industry standards, and is currently in a state of repair so as to be adequate for normal operations by Canaan, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Canaan.

         3.35   Current Commitments. Section 3.35 of the Canaan Disclosure
                -------------------
                Schedule contains a true and reasonably complete list as of April 17, 2002, of all oral or written commitments for Canaan's portion of capital expenditures of more than $50,000 with respect to any of the Oil and Gas Interests for which all of the activities anticipated in such commitments are not reasonably expected to have been completed by the Effective Time. Except for those set forth in Section 3.35 of the Canaan Disclosure Schedule or as otherwise permitted by paragraph 5.1.10 of this Agreement, as of Closing there will be no oral or written commitments for capital expenditures with respect to the Oil and Gas Interests.

         3.36   Payout Balances, Gas Imbalances and Take or Pay. To the
                -----------------------------------------------
                knowledge of Canaan the Payout Balance for each well owned and operated by Canaan is properly reflected in Section 3.36 of the Canaan Disclosure Schedule as of the respective date(s) shown thereon. To the knowledge of Canaan, the Payout Balance for any such third-party operated well in which Canaan owns an interest is properly reflected in Section 3.36 of the Canaan Disclosure Schedule as of the respective date(s) shown thereon. "Payout

           Balance(s)" means the status, as of the dates of the Canaan's calculations, of the recovery by Canaan or a third party of a cost amount specified in the contract relating to a well out of the revenue from such well where the Net Revenue Interest of Canaan therein will be reduced or the Working Interest therein will be increased when such amount has been recovered. With respect to the Oil and Gas Interests (a) there are no production, transportation or processing imbalances existing with respect to Canaan or the Oil and Gas Interests, and (b) Canaan have received no deficiency payments under gas contracts for which any party has a right to take deficiency gas from Canaan, nor has Canaan received any payments for production which are subject to refund or recoupment out of future production.

     3.37  Full Disclosure. The representations, warranties or other statements
           ---------------
           by Canaan in this Agreement or in the Canaan Disclosure Schedule or Exhibits hereto or any documents distributed generally to Canaan's stockholders, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

     3.38  Certain Agreements. There are no contracts, agreements, arrangements
           ------------------
           or understandings to which Canaan is a party which create, govern or purport to govern the right of another party (other than Parent or Sub) to acquire Canaan.

     3.39  Affiliate Transactions. There are no transactions between Canaan and
           ----------------------
           any of Canaan's Affiliates, which are required to be disclosed in the Canaan SEC Documents which are not disclosed.

4.   Parent and Sub Representations and Warranties. Parent and Sub hereby
     ---------------------------------------------
jointly and severally represent and warrant to Canaan that:

     4.1   Organization and Standing. Each of Parent and Sub is a corporation
           -------------------------
           duly formed, validly existing and in good standing under the laws of the State of Oklahoma and has the corporate power and authority to own its property and to carry on its business as such business is now being conducted.

     4.2   Authority and Enforceability. Each of Parent and Sub has the
           ----------------------------
           requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub, including approval by the respective boards of directors of Parent and Sub and by Parent as the sole stockholder of Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize the execution or delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and (with respect to consummation of this Agreement and the Merger, assuming that this Agreement constitutes a valid and binding obligation of Canaan) constitutes a valid and binding obligation of each of Parent and Sub, enforceable against Parent and Sub in accordance with its terms.

     4.3   No Restriction. Neither Parent nor Sub is subject to any order,
           --------------
           judgment or decree, or the subject of any litigation, claim or proceeding, pending or threatened, or any other restriction of any kind or character known to either Parent or Sub, which would affect its ability to carry out the transactions contemplated by this Agreement.

     4.4   Consents and Approvals. No consent, approval, order or authorization
           ----------------------
           of, registration, declaration, or filing with, or permit from, any Governmental Authority is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent and Sub of the transactions contemplated hereby except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect; (b) the filing of the Certificate of Merger with the Secretary of State of Oklahoma pursuant to the provisions of the OGCA; (c) the filing, if necessary, of a pre-merger notification report by Parent under the HSR Act and the expiration or termination of the applicable waiting period; (d) the filing with the SEC of the Proxy Statement and such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; (e) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or Environmental Laws; and (f) the valid approval of this Agreement and the Merger by the board of directors of Parent and Sub.

     4.5   Authorization. All corporate action on the part of each of Parent and
           -------------
           Sub, their directors and stockholders necessary for the transaction contemplated by this Agreement has been taken. This Agreement is legal, valid and binding with respect to each of Parent and Sub and is enforceable in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally.

     4.6   Litigation. There are no actions, proceedings, or investigations
           ----------
           pending, or to the knowledge of Parent or Sub, any basis or threat thereof, which question the validity of this Agreement or any other action taken or to be taken in connection herewith or which would have a material adverse effect on the ability of either Parent or Sub to consummate the transactions contemplated hereby.

     4.7   Broker's or Finder's Fees. Neither Parent nor Sub has incurred any
           -------------------------
           liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement for which either Canaan or any of its stockholders will have any responsibility whatsoever.

     4.8   Funding. Parent has available adequate funds or the means to obtain
           -------
           adequate funds in an aggregate amount sufficient to pay (a) all amounts required to be paid by Parent and

           Sub under this Agreement including payment in full of all amounts under the Bank Credit Agreement; and (b) all expenses which have been or will be incurred by Parent or Sub in connection with this Agreement and the transactions contemplated hereby.

     4.9   Interim Operations of Sub. Sub was formed solely for the purpose of
           -------------------------
           engaging in the transactions contemplated by this Agreement and has not engaged in any business or activity (or conducted any operations) of any kind, entered into any agreement or arrangement with any Person, or incurred, directly or indirectly, any material liabilities or obligations, except in connection with its incorporation, the negotiation of this Agreement, the Merger and transactions contemplated hereby.

     4.10  Proxy Statement. None of the information supplied or to be supplied
           ---------------
           by Parent for inclusion or incorporation by reference in the Proxy Statement, and any amendments or supplements thereto will, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Canaan, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If at any time prior to Effective Time any event with respect to any of the Parent Companies or their officers and directors will occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event will be so described, and such amendment or supplement will be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Canaan.

     4.11  No Knowledge of Breach of Representations. Parent has no actual
           -----------------------------------------
           knowledge that any of Canaan's representations contained in this Agreement are untrue as of the date of this Agreement. If and to the extent that Parent has any such knowledge as of the date of this Agreement, Parent will not assert any remedy under this Agreement for breach of such representation (including, but not limited to, any right to not close the Merger due to a failure to satisfy the condition to Closing set forth in paragraph 6.2.1 arising solely as a result of any such breach).

     4.12  Prior Purchases. The Schedule 13D, as amended, filed by Parent
           ---------------
           pursuant to the Exchange Act with respect to prior purchases of Canaan Common Stock complies with the Exchange Act and all rules and regulations promulgated thereunder. Except as disclosed in the
           Schedule 13D as previously filed there are no other agreements or arrangements pursuant to which the sellers of the shares to the Parent are entitled to receive any additional consideration from any Parent Company or any Affiliate of the Parent.

5.   Covenants. From the date hereof until the Effective Time, Parent, Sub and
     ---------
Canaan hereby covenant and agree as follows:

     5.1   Conduct of Canaan Business Pending Closing. From the date hereof
           ------------------------------------------
           until the Effective Time, Canaan covenants and agrees that, unless Parent otherwise agrees in writing, the businesses of Canaan will be conducted only in, and Canaan will not take any action except in, the ordinary course of business and in a manner consistent with past practice, and Canaan will use its reasonable best efforts to preserve substantially intact the business organization of Canaan, to keep available the services of the current officers, employees and consultants of Canaan and to preserve the goodwill of those current relationships of Canaan with customers, suppliers and other Persons with which Canaan have significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, Canaan will not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

               5.1.1 Amend or otherwise change the certificate of incorporation or bylaws or equivalent organizational documents of Canaan;

               5.1.2 Issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of: (a) any shares of any class of capital stock of Canaan, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Canaan (except for the issuance of shares of Canaan Common Stock issuable pursuant to Canaan Stock Options outstanding on the date hereof and disclosed in the Canaan Disclosure Schedule); or (b) any assets of Canaan, except for sales of oil and gas production in the ordinary course of business;

               5.1.3 Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

               5.1.4 Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or amend or modify any warrant or other right to acquire any capital stock;

               5.1.5 (a) Acquire (including, without limitation, by formation, merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any material amount of assets other than in the ordinary course of business; (b) incur any indebtedness for borrowed money in excess of the existing borrowing base under the current Bank Credit Agreement or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contribution to, or investments in, any other Person, except in the ordinary course of business and consistent with past practice, but in no event in excess of $100,000; or (c) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this paragraph 5.1.5;

               5.1.6 Increase the compensation payable or to become payable to any officers or employees, except for increases in accordance with past practices in salaries or wages of employees of Canaan who are not officers of Canaan, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Canaan (except as permitted by this Agreement), or establish, adopt, enter into, modify or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance phantom stock plan or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

               5.1.7 Make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability;

               5.1.8 Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Canaan Financial Statements or subsequently incurred in the ordinary course of business and consistent with past practices;

               5.1.9 Settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated hereby, except if such settlement or compromise would not have a Material Adverse Effect;

               5.1.10 Undertake or agree to: (a) any capital commitment outside Arkansas, Oklahoma and Texas (the "Canaan Area"); (b) any new land or lease initiatives or acquisitions; (c) any capital expenditures in the Canaan Area in an individual amount greater than $10,000 net to Canaan's interest or, when aggregated with all other capital commitments, in an aggregate amount greater than $200,000 net to Canaan's interest unless such capital expenditure is in an oil and gas well proposed by a Parent Company, proposed by a third party and participated in by a Parent Company or approved by the Parent; or (d) any new well proposals or regulatory or governmental action with respect to any well activities, provided however, Canaan agrees to provide notice to the Parent of any new well proposal within three (3) days after receipt and the Parent will have fifteen (15) days thereafter to consent to the proposal, in which case Canaan will participate in such well proposal (to the extent Canaan is required to act in a shorter time period the notice and response periods will be shortened so that Parent will be provided a minimum of 24 hours to consent);

               5.1.11 Make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Canaan, except insofar as may have been required by a change in GAAP;

               5.1.12 Make, enter into or renew, extend, amend, modify, or waive any provisions of any Canaan Material Agreement or any other material commitment or relinquish or waive any Canaan Material Agreement rights or agree to the termination of any material Canaan Material Agreement, except in the ordinary course of business consistent with prior practice;

               5.1.13 Agree to any covenant of Canaan not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement) or any other covenant restricting the development, manufacture, marketing or distribution of the products and services of Canaan or otherwise limiting the freedom of Canaan to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any material assets or which would so limit the freedom of Parent or any of its Affiliates after the consummation of the Merger;

               5.1.14 Amend, modify, terminate, waive or permit to lapse any material right of first refusal, preferential right, right of first offer or any other material right of Canaan; or

               5.1.15 Take or offer or propose to take, or agree to take in writing, or otherwise, any of the actions described in paragraphs 5.1.1 through 5.1.14 of this paragraph 5.1 or any action which would result in any of the conditions to the Merger not being satisfied.

          5.2  Access to Information. Canaan will afford to Parent and Parent
               ---------------------
               Representatives (including, without limitation, directors, officers and employees of Parent and its Affiliates, and counsel, accountants and other professionals retained by Parent) such access, during normal business hours throughout the period prior to the Effective Time, to Canaan's books, records (including, without limitation, Tax returns and work papers of Canaan's independent auditors), properties, personnel and to such other information as Parent reasonably requests and will permit Parent to make such inspections as Parent may reasonably request and will cause the officers of all of Canaan to furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of Canaan as Parent may from time to time reasonably request, provided, however, that no investigation pursuant to this paragraph 5.2 will affect or be deemed to modify any of the representations or warranties made by Canaan in this Agreement. All information exchanged pursuant to this paragraph 5.2 will be subject to the Confidentiality Agreement.

          5.3  No Solicitation. Immediately following the execution of this
               ---------------
               Agreement, Canaan:

               5.3.1 Will (and will cause each of the Canaan Representatives to) terminate any and all existing activities, discussions and negotiations with third parties (other than Parent) with respect to any possible transaction involving any proposal to acquire all or any part of the Canaan Common Stock or all or a material portion of the assets, business or equity interests of Canaan (other than the transactions contemplated by this Agreement), whether by merger, purchase of assets, tender offer, exchange offer or otherwise.

               5.3.2 Will not (and will cause the Canaan Representatives not to): (a) solicit, initiate or encourage the submission of, any offer or proposal to acquire any of the Canaan Common Stock (other than the exercise of Canaan Stock Options) or all or any material portion of the assets, business or equity interests of Canaan or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger (other than the transactions contemplated by this Agreement), whether by merger, purchase of assets, tender offer, exchange offer or otherwise (an "Alternative Proposal");
                       (b) engage in negotiations or discussions concerning or provide any non-public information to any Person relating to an Alternative Proposal; or (c) agree to, approve or recommend, or otherwise facilitate any effort or attempt to make or implement, any Alternative Proposal, or withdraw its recommendation of the Merger, provided, however, that: (i) Canaan's board of directors may take and disclose to the stockholders of Canaan a position contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to an Alternative Proposal; and (ii) following receipt from a third party (without any solicitation, initiation or encouragement by Canaan or any Canaan Representatives) of a bona fide written Alternative Proposal, (x) Canaan may, upon written notice to Parent, engage in discussions or negotiations with such third party and may furnish such third party non-public information concerning Canaan, and Canaan's business, properties and assets if, prior to furnishing such information to such third party, such third party executes a confidentiality agreement not materially less favorable to Canaan than the Confidentiality Agreement (but containing provisions permitting Canaan to comply with paragraphs 5.3.2 and 5.3.3 hereof) and (y) the board of directors of Canaan may recommend such Alternative Proposal or withdraw, modify or not make its recommendation referred to in paragraph 3.18, if and only to the extent that Canaan's board of directors determines in good faith that: (1) based on the advice of Canaan's counsel, the failure to recommend such Alternative Proposal would constitute a breach of the board's fiduciary duties; and (2) based on the advice of Canaan's financial advisor, such Alternative Proposal, if consummated, would result in a transaction more favorable to Canaan's stockholders from a financial point of view than the transaction contemplated by this Agreement (a "Superior Proposal") and the Person making such Superior Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction.

          5.3.3 Will promptly notify Parent after receipt by Canaan or any of the Canaan Representatives of any Alternative Proposal, any inquiries indicating that any Person is considering making or wishes to make an Alternative Proposal or any requests for nonpublic information and the terms and conditions of any proposals or offers and the status of any actions, including any discussions, taken pursuant to such Alternative Proposal. Canaan agrees that it will keep Parent informed, on a current basis, of the status and terms of any such Alternative Proposal and of any discussions or negotiations regarding same.

          5.3.4 Will use Canaan's best efforts to cause each of the Irrevocable Proxies to be executed and delivered to Parent simultaneously with the execution of this Agreement, all in form and substance satisfactory to Parent and its legal counsel.

          Nothing in this paragraph 5.3 will permit Canaan to terminate this Agreement or to change or withdraw its recommendation except as specifically provided in paragraph 7.1.

     5.4  Canaan Stockholder Meeting. As promptly as practicable after the date
          --------------------------
          hereof, Canaan will: (a) take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders for the purpose of voting on this Agreement and the Merger; (b) distribute to its stockholders the Proxy Statement in accordance with applicable federal and state law and with its certificate of incorporation and bylaws, which Proxy Statement will contain the recommendation of the board of directors of Canaan that its stockholders approve the merger; (c) use all reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger, this Agreement and the transactions contemplated hereby and to secure the Canaan stockholders approval; and (d) cooperate and consult with Parent with respect to each of the foregoing matters; provided, that nothing in this paragraph will prohibit the board of directors of Canaan from failing to make or from withdrawing or modifying its recommendation to Canaan's stockholders hereunder to the extent permitted by paragraph
          5.3.2 of this Agreement.

     5.5  Proxy Statement. With respect to the Proxy Statement, the Parties
          ---------------
          agree that:

          5.5.1 Parent and Canaan will cooperate and promptly prepare a preliminary Proxy Statement and Canaan will file the preliminary Proxy Statement with the SEC as soon as practicable after the date hereof.

          5.5.2 Parent and Canaan will cause the Proxy Statement, at the time it is delivered to the Canaan stockholders, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder.

          5.5.3 Canaan hereby covenants and agrees with Parent that the Proxy Statement (at the time it is first mailed to stockholders of Canaan, at the time of the Canaan

                 Stockholder Meeting, and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event with respect to Canaan, or with respect to other information included in the Proxy Statement, occurs and such event is required to be described in a supplement to the Proxy Statement, such event will be so described and such supplement will be promptly prepared, filed and disseminated.

          5.5.4 Parent hereby covenants and agrees with Canaan that the Proxy Statement (at the time it is first mailed to stockholders of Canaan, at the time of the Canaan Stockholder Meeting, and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this provision will only apply to any information contained in the Proxy Statement that was supplied by Parent specifically for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to any information concerning Parent included in the Proxy Statement, occurs and such event is required to be described in a supplement to the Proxy Statement, such event will be disclosed to Canaan to be so described and such supplement will be promptly prepared, filed and disseminated.

          5.5.5 Neither the Proxy Statement nor any amendment or supplement thereto will be filed or disseminated to the stockholders of Canaan without the approval of both Parent and Canaan which approval will not be unreasonably withheld.

     5.6  Public Announcements. Prior to Closing, Canaan will consult with
          --------------------
          Parent before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and will not issue any press release or make any such public statement prior to obtaining the approval of Parent; provided, however, that such approval will not be required where such release or announcement is required by applicable law; and provided further, that Canaan may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with previously issued press releases.

     5.7  Notification of Certain Matters. Canaan will give prompt notice to
          -------------------------------
          Parent of: (a) any representation or warranty of Canaan contained in this Agreement being untrue or inaccurate when made; (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty of Canaan contained in this Agreement to be untrue or inaccurate on the Closing Date; or (c) any failure of Canaan to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. Parent will give prompt notice to Canaan of: (i) any representation or warranty of Parent contained in this Agreement being untrue or inaccurate when made; (ii) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty of Parent contained in this Agreement to be untrue or inaccurate on the Closing Date; or (iii) any failure of Parent to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

     5.8  Indemnification.  From and after the Effective Time, Parent agrees
          ---------------
          that:

          5.8.1 Parent will indemnify and hold harmless each present and former director and/or officer of Canaan, determined as of the Effective Time (the "Indemnified Parties"), that is made a party or threatened to be made a party to any threatened, pending or completed, action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of Canaan prior to the Effective Time and arising out of actions or omissions of the Indemnified Party in any such capacity occurring at or prior to such Effective Time (a "Claim") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities reasonably incurred in connection with any Claim, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Canaan would have been permitted under Oklahoma law, the certificate of incorporation or bylaws of Canaan or written indemnification agreements in effect at the date hereof, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit.

          5.8.2 Any Indemnified Party wishing to claim indemnification under paragraph 5.8.1, upon learning of any such Claim, will promptly notify Parent thereof, but the failure to so notify Parent will not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice Parent. In the event of any such Claim (whether arising before or after the Effective Time): (a) Parent will have the right to assume the defense thereof and Parent will not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense, the Indemnified Party may retain counsel reasonably satisfactory to Parent, and Parent will pay reasonable fees and expenses of such counsel for the Indemnified Party; provided, however, that Parent will be obligated pursuant to this paragraph 5.8.2 to pay for only one firm or counsel for all Indemnified Parties unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (b) such Indemnified Parties will cooperate in the defense of any such matter; and
                 (c) Parent will not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld; and provided, further, however, that Parent will not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction will ultimately determine, and such determination will have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If such indemnity is not available with respect to any Indemnified Party, then Parent and the Indemnified Party will contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits, with any allocation of respective "fault" otherwise allocable to Canaan being allocated to Parent.

          5.8.3 The rights of each Indemnified Party shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of Canaan, under the OGCA, under existing indemnification agreements, or otherwise, all of which will be assumed by the Surviving Corporation.

          5.8.4 In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidations or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either case, proper provisions shall be made so that the successors and assigns of Parent, as case may be, shall assume the obligations as set forth in this paragraph.

          5.8.5 The provisions of this paragraph 5.8 shall survive consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

     5.9  Employee and Severance Matters.
          ------------------------------

          5.9.1   Attached as Section 5.9 of the Canaan Disclosure Schedule is:
                  (1) a current list of each of Canaan's employees (the "Canaan Employees"); (2) a copy of Canaan's severance policy (the "Canaan Severance Policy"); (3) a severance package table which lists the cost of all severance pay to be paid to each of the Canaan Employees; (4) a list of Canaan Employees with written employment agreements (the "Contract Employees"); (5) a list of all contract pumpers and other independent contractors (the "Independent Contractors") and a summary of the terms of such arrangements including, without limitation, any severance package; and (6) a list of each of the Canaan Employees with change in control agreements ("CIC Employees") together with the amounts and terms of such change in control agreements.

          5.9.2 On or immediately prior to the Closing Date, Canaan will pay the amounts payable to the CIC Employees under the applicable change in control agreements in an amount not to exceed the amounts disclosed in the Canaan Disclosure Schedule, provided the CIC Employee has tendered the CIC Employee's resignation and executed all other documents and taken all actions required under this Agreement, the change of control agreement or the CIC Employee's employment agreement. Canaan will also pay the severance pay as indicated on the severance package table to the Canaan Employees. Notwithstanding the immediately preceding sentence, Canaan will not pay such severance pay to: (1) any Canaan Employee who is not a Contract Employee and to whom Parent or Sub offers a substantially comparable job (as determined by Parent in its reasonable discretion) with equal or better base salary at such employee's current location; (2) any Contract Employee who chooses not to terminate his employment agreement with Canaan on the Closing Date; (3) any Independent Contractor who is covered by the Canaan Severance Policy and chooses not to terminate his contract with Canaan on the Closing Date; or (4) any Canaan Employee who does not execute a severance agreement in substantially the form required by the Canaan Severance Policy. With respect to any Canaan Employee who is not paid severance pay on or immediately prior to the Effective Date, all the terms and provisions of the Canaan Severance Policy and the Contract Employees' employment agreements will continue in full force and effect. Parent shall provide funding to Canaan at the Closing sufficient in amount for Canaan to make all payments required or permitted by this paragraph 5.9.2.

          5.9.3 Neither Canaan nor Parent is under any obligation to retain or hire any Canaan Employee after the Effective Time. At least five (5) days before the Closing Date, Parent will provide to Canaan a list of those Canaan Employees to whom an offer of employment has been or will be made to be effective on the day after the Closing Date. On reasonable prior notice during normal business hours, Parent and the Parent Representatives will be given reasonable access to the facilities and to personnel, safety and other relevant records of Canaan (to the extent access to such records does not violate any law or the legitimate privacy rights of the Canaan Employee concerned) for the purpose of preparing for and conducting employment interviews with any Canaan Employees. Canaan will be responsible for and pay, on or before the Closing Date, any and all severance or other payments due to the Canaan Employees.

          5.9.4 To the extent legally required by COBRA, for a period of 18 months following the Effective Time, Parent will, or will cause the Surviving Corporation to: (a) maintain Canaan's health benefit plans for the benefit of the continuing and terminated Canaan Employees; or (b) provide such continuing and terminated Canaan Employees with the rights and benefits of Parent's employee health benefit plans; provided, that
                                                             --------
                  Parent will not be required to pay, or cause the Surviving Corporation to pay, the premiums for coverage under such plans for any terminated Canaan Employee. Parent will, or will cause the Surviving Corporation to, fulfill all coverage continuation obligations imposed by Section 4980B of the Code and Section 601 of ERISA for those Canaan Employees who are not retained by Parent or the Surviving Corporation. The provisions of this Section 5.9.4 are intended to be for the benefit of, and will be enforceable by, the Parties and the Canaan Employees covered by the Employee Plans at the Effective Time and their respective heirs and representatives.

          5.9.5 The Parent shall give to all Canaan employees who continue their employment with a Parent Company or the Surviving Corporation after the Effective Time ("Affected Employees") the opportunity to participate in all employee benefit plans maintained by Parent for its employees generally and shall give full credit for their continuous service with Canaan (including deemed service credited by Canaan) for purposes of eligibility to participate in vesting (but not benefit accruals under any defined benefit pension plan) under all employee benefit plans, programs, policies or arrangements which are maintained by Parent or any Parent Company for such Affected Employees to the same extent recognized by Canaan immediately prior to the Effective Time under any similar Canaan Employee Benefit Plans. Parent and the Surviving Corporation shall (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plan, that such employees may be eligible to participate in after the Effective Time (other than limitations or waiting periods that are already in effect with respect to any such employees under the Canaan plans and that have not been satisfied as of the Effective Time) and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time (in the calendar year of the Effective Time) and satisfying any applicable deductible or out-of-pocket requirements for the year in which the Effective Time occurred under any welfare plans that such employees are eligible to participate in after the Effective Time. For any Affected Employee who is terminated without cause within six months following the Effective Time, such Affected Employee shall receive a severance payment equal to the greater of the amount payable under the Canaan Severance Policy or any Parent severance plan or policy applicable to employees generally.

          5.9.6 Canaan will use its best efforts to cause Canaan's Profit Sharing Plan and Indian Oil's 401(k) to be terminated immediately prior to the Closing with the result that all participants therein shall be 100% vested. The Parent shall cause the Surviving Corporation to take all of such action as is necessary as promptly as reasonably possible to receive IRS approval for the termination of such plans and promptly thereafter to distribute to the participants in the plans all amounts that they are entitled to receive under the plans. Parent will permit Affected Employees receiving distributions from the Canaan Profit Sharing Plan to be eligible for rollover contributions to any similar plans maintained by the Parent and will permit any outstanding plan loans that are in compliance with the applicable plan and the applicable law to be continued.

     5.10 Reasonable Best Efforts. Upon the terms and subject to the conditions
          -----------------------
          set forth in this Agreement, each of the Parties will use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including: (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (b) the obtaining of all necessary consents, approvals or waivers from third parties; (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Transaction Documents or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (d) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of the Transaction Documents. In connection with and without limiting the foregoing, the Canaan and Canaan's board of directors will: (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or the Transaction Documents; and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger or the Transaction Documents, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by the Transaction Documents and otherwise to minimize the effect of such statute or regulation on the Merger.

     5.11 Stock Options.
          -------------

          5.11.1 As soon as practicable following the date of this Agreement, Canaan's board of directors (or, if appropriate, any committee administering the Canaan Plans) will adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Canaan Stock Options granted under any Canaan Plan to confirm that each of the Canaan Stock Options outstanding immediately prior to the acceptance for payment of shares of Canaan Common Stock pursuant to the terms of this Agreement will be canceled, with the holder thereof becoming entitled to receive an amount of cash equal to the product of
                  (a) the excess, if any, of (i) the Per Share Merger Consideration over (ii) the exercise price per share of Canaan Common Stock subject to such Canaan Stock Option, multiplied by (b) the number of shares of Canaan Common Stock issuable pursuant to the unexercised portion of such Canaan Stock Option. Subject to the Closing of the Merger, Parent agrees to provide any funding out of the Merger Consideration necessary to make the foregoing payments.

          5.11.2 All amounts payable pursuant to paragraph 5.11.1 will be subject to any required withholding of Taxes and will be paid at or as soon as practicable at or following the Effective Time, but in any event within seven days following the Effective Time, without interest. The cancellation of a Canaan Stock Option in exchange for the cash payment described in paragraph 5.11.1 will be deemed a release of any and all rights the holder of such Canaan Stock Option had or may have had in respect thereof.

          5.11.3 As soon as practicable following the date of this Agreement, Canaan's board of directors (or, if appropriate, any committee administering the Canaan Plans) will take or cause to be taken such actions as are required to cause (i) the Canaan Plans to terminate as of the Effective Time and (ii) the provisions in any other plan, program or agreement providing for the issuance, transfer or grant of any capital stock of Canaan or any interest in respect of any capital stock of Canaan to be terminated as of the Effective Time. Canaan will ensure that following the Effective Time no holder of a Canaan Stock Option or any participant in any Canaan Plan or other benefit plan, program or agreement will have any right thereunder to acquire any capital stock of Canaan or the Surviving Corporation.

     5.12 Stockholder Litigation. Canaan will give Parent the opportunity to
          ----------------------
          participate in the defense or settlement of any stockholder litigation against Canaan and its directors relating to the Merger and Canaan will not agree to any settlement of such litigation without Parent's consent.

     5.13 Further Assurances. At and after the Effective Time, the officers and
          ------------------
          directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Canaan or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Canaan or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Canaan acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     5.14 Rights Agreement; Consequences if Rights Triggered. Canaan's board of
          --------------------------------------------------
          directors will take all action requested in writing by Parent in order to render the Canaan Rights inapplicable to the Merger and the transactions contemplated by this Agreement. Except as approved in writing by Parent, Canaan's board of directors will not (i) amend the Canaan Rights Agreement, (ii) redeem the Canaan Rights or (iii) take any action with respect to, or make any determination under, the Canaan Rights Agreement, in each case in a manner adverse to Parent or Sub. If any triggering event occurs under the Canaan Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, Canaan and Parent will make such adjustment to the Per Share Merger Consideration as Canaan and Parent will mutually agree so as to preserve the economic benefits that Canaan and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions.

     5.15 Payment of Expenses. Except as set forth in this paragraph 5.15, all
          -------------------
          expenses incurred in connection with this Agreement will be paid by the party incurring such expenses, whether or not the Merger is consummated. "Expenses" as used in this Agreement will include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the closing of the Merger.

     5.16 Canaan Termination Fee. Parent and Canaan agree that: (a) if Canaan
          ----------------------
          terminates this Agreement pursuant to paragraph 7.1.4(a); or (b) if Parent terminates this Agreement pursuant to paragraph 7.1.5; or (c) if (i) Canaan or Parent terminates this Agreement pursuant to paragraph 7.1.2 due to the failure of Canaan's stockholders to approve and adopt this Agreement, the Merger and the transactions contemplated hereby or by Parent pursuant to paragraph 7.1.3, and (ii) at the time of such termination, there exists an Alternative Proposal with respect to Canaan which has been publicly announced and remains pending and, prior to or within twelve (12) months of the termination of this Agreement, Canaan enters into a definitive agreement with any third party with respect to such Alternative Proposal with respect to Canaan which is ultimately consummated, then Canaan will pay to Parent $5,000,000.00 (the "Canaan Termination Fee"). The Canaan Termination Fee will be paid to Parent: (i) prior to, and will be a pre-condition to effectiveness of termination of this Agreement pursuant to paragraph 7.1.4(a); (ii) within three (3) business day after a termination of this Agreement pursuant to paragraph 7.1.5; and (iii) within one (1) business day after consummation of a definitive agreement entered into with a third party with respect to an Alternative Proposal if this Agreement is terminated pursuant to paragraph 7.1.2 or paragraph 7.1.3. All payments under this paragraph
          5.16 will be made by wire transfer of immediately available funds to an account designated by Parent.

     5.17 Dissenting Stockholder Payments. Any and all payments made to settle
          -------------------------------
          appraisal rights of Dissenting Stockholders or made pursuant to the OGCA will be made solely out of Canaan assets and neither Parent nor Sub will have any liability therefor.

     5.18 Name. As of the Effective Time, the Surviving Corporation and Parent
          ----
          hereby release any claim to the use of the name "Canaan" and will provide an assignment of such rights to LJ Natural Gas Company, an Oklahoma corporation.

     5.19 Related Agreements. As of the Effective Time the parties will execute
          ------------------
          or cause to be executed the Goodwill Protection Agreements and the Office Space Agreement. The periodic payments to be paid under: (1) Leo E. Woodard's Goodwill Protection Agreement will be $500,000; (2) John K. Penton's Goodwill Protection Agreement will be $500,000; and
          (3) Michael S. Mewbourn's Goodwill Protection Agreement will be $300,000.

6.   Conditions Precedent. The obligations of the Parties under this Agreement
     --------------------
will be subject to the following conditions precedent:

     6.1  Conditions to Each Party's Obligation to Effect the Merger. The
          ----------------------------------------------------------
          respective obligations of each of the Parties to effect the Merger will be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

          6.1.1   Stockholder Approval. This Agreement and the Merger will have
                  --------------------
                  been duly and validly approved and adopted by a majority of the outstanding Canaan Common Stock voting as one class.

          6.1.2   Other Approvals. If applicable, the waiting period applicable
                  ---------------
                  to the consummation of the Merger under the HSR Act will have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Canaan, Parent and Sub will have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect.

          6.1.3   No Injunctions or Restraints. No temporary restraining order,
                  ----------------------------
                  preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect; provided, however, that prior to invoking this condition, each party will have complied fully with its obligations under this Agreement and, in addition, will use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

     6.2  Conditions to Obligations of Parent and Sub. The obligations of Parent
          -------------------------------------------
          and Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Sub:

          6.2.1   Representations and Warranties. The representations and
                  ------------------------------
                  warranties of the Company contained in this Agreement and any document delivered in connection herewith: (1) to the extent qualified by Material Adverse Effect or any other materiality qualification will be true and correct as of the date of this Agreement and as of the Closing Date; and (2) to the extent not qualified by Material Adverse Effect or any other materiality qualification will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date; provided that the foregoing condition will be deemed to have been satisfied unless the failure of such representations and warranties to be true and correct (without regard to any Material Adverse Effect or any other materiality qualification or threshold set forth in paragraph 3 of this Agreement), individually or in the aggregate, results in or would reasonably be expected to result in a Material Adverse Effect on Canaan. At Closing the Parent will have received a certificate of the Company, executed on its behalf by its chief executive officer, dated as of the Closing Date, certifying to the foregoing.

          6.2.2   Performance of Covenants and Agreements by Canaan. Canaan will
                  -------------------------------------------------
                  have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Parent will have received a certificate signed by the chief executive officer of Canaan to such effect.

          6.2.3   No Adverse Change. From the date of this Agreement through the
                  -----------------
                  Closing, there will not have occurred any change in the condition (financial or otherwise), operations or business of Canaan that would have or would reasonably be expected to have a Material Adverse Effect on Canaan.

          6.2.4   Dissenting Stockholders. Holders of no more than ten percent
                  -----------------------
                  (10%) of the outstanding shares of Canaan Common Stock will have exercised, nor will they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares of Canaan Common Stock by virtue of the Merger.

          6.2.5   Releases. Each officer and director of Canaan will have
                  --------
                  executed and delivered a Release in substantially the form attached hereto as Exhibit "D" and resignation as officer and director.

          6.2.6   Opinion of Counsel. Parent will have received from Crowe &
                  ------------------
                  Dunlevy, counsel to Canaan, an opinion in form and substance substantially as set forth in Exhibit "E" attached hereto addressed to Parent and dated as of the Closing Date.

     6.3  Conditions to Obligation of Canaan. The obligation of Canaan to effect
          -----------------------------------
          the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Canaan:

          6.3.1   Representations and Warranties. The representations and
                  ------------------------------
                  warranties of Parent and Sub set forth in paragraph 4 will be true and correct as of the Closing Date as though made on and as of that time, and Canaan will have received a certificate signed by the chief executive officer or the chief financial officer of Parent to such effect; provided, however, that the condition set forth in this paragraph 6.3.1 will be deemed to be satisfied even if one or more of such representations and warranties are not true and correct, so long as the failure of such representations and warranties to be true and correct (in the aggregate) does not result in Parent and/or Sub being unable to perform its obligations under this Agreement.

          6.3.2   Performance of Covenants and Agreements by Parent and Sub.
                  ---------------------------------------------------------
                  Parent and Sub will have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and Canaan will have received a certificate signed by the chief executive officer or the chief financial officer of Parent to such effect.

7.   Termination. This Agreement may be terminated and the Merger may be
     -----------
abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of Canaan on the following terms.

     7.1  Termination Rights. Any termination of this Agreement will be:
          ------------------

          7.1.1   Mutual Consent. By mutual written consent of Parent and
                  --------------
                  Canaan;

          7.1.2   Date Certain. By either Canaan or Parent if: (a) the Merger
                  ------------
                  has not been consummated by December 31, 2002 (provided, however, that the right to terminate this Agreement pursuant to this clause (a) will not be available to any party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (b) any Governmental Authority has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (b) will not be available to any party until such party has used all reasonable efforts to remove such injunction, order or decree); or (c) this Agreement and the Merger have not been approved by the holders of a majority of the outstanding Canaan Common Stock voting as one class at the Canaan Stockholder Meeting or at any adjournment thereof;

          7.1.3   By Parent. By Parent if: (a) there has been a breach of any of
                  ---------
                  the representations and warranties made by Canaan in this Agreement or the Canaan Disclosure Schedule the aggregate of which would have a Material Adverse Effect on Canaan and such breach has not been, or cannot be, cured within twenty (20) days after notice and demand for cure thereof; or (b) Canaan has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within twenty (20) days after notice and demand for cure thereof, provided however Parent will not have the right to terminate this Agreement pursuant to this paragraph 7.1.3 if at the time Parent is in breach of any representation, warranty or covenant under this Agreement such that the conditions to Closing under paragraph 6.3 of this Agreement will not be satisfied.

          7.1.4   By Canaan. By Canaan if: (a) as a result of a Superior
                  ---------
                  Proposal received by Canaan from a Person other than a party to this Agreement or any of its Affiliates, Canaan's board of directors determines to accept such Superior Proposal as provided in paragraph 5.3.2; provided, however, that prior to the effective date of any such termination, Canaan will provide Parent with an opportunity (of not less than five (5) full business days) to make such adjustments in the terms and conditions of this Agreement or the Merger as would enable Canaan to proceed with the transactions contemplated hereby;

                  provided, further, that it will be a condition to the effectiveness of termination by Canaan pursuant to this paragraph 7.1.4, that Canaan will have paid the Canaan Termination Fee to Parent required by paragraph 5.16 of this Agreement; or (b) there has been a breach of the representations and warranties made by Parent in paragraph 4 of this Agreement the aggregate effect of which would cause Parent to be unable to perform its obligations under this Agreement, and the condition described in paragraph 6.3.1, other than the provision thereof relating to the certificate signed by the chief executive officer or chief financial officer of Parent, would not be satisfied if the Closing were to occur on the day on which Canaan gives Parent notice of such termination; or (c) Parent has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within twenty (20) days after notice and demand for cure thereof; or

          7.1.5   Superior Proposal. By Parent if the board of directors of
                  -----------------
                  Canaan: (a) recommends any Alternative Proposal to Canaan's stockholders; or (b) withdraws or modifies in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, or, on request by Parent, fails to reaffirm such approval or recommendation.

     7.2  Effect of Termination. If this Agreement is terminated by either
          ---------------------
          Canaan or Parent pursuant to the provisions of paragraph 7.1, this Agreement will forthwith become void and there will be no further obligation on the part of any party hereto or its respective Affiliates, directors, officers or stockholders except pursuant to, the provisions of this paragraph 7.2 and paragraphs 3.10, 4.7, 5.2, 5.5, 5.15 and 5.16 (which will continue pursuant to their terms). The termination of this Agreement will not relieve any party hereto from any liability for damages incurred as a result of a breach by such party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination.

8.   Miscellaneous. It is further agreed as follows:
     -------------

     8.1  Nonsurvival of Representations and Warranties. None of the
          ---------------------------------------------
          representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement, and no agreements or obligations arising under the Confidentiality Agreement, will survive the consummation of the Merger, except for the agreements contained in paragraphs 2, 5.8, 5.9, and in this paragraph 8.

     8.2  Amendment. This Agreement may be amended by the Parties at any time
          ---------
          before or after approval of the Merger and this Agreement by the stockholders of Canaan; provided, however, that after any such approval, no amendment will be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by a written instrument signed on behalf of each of the Parties.

8.3  Notices. Any notice or other communication required or permitted hereunder
     -------
     will be in writing and either delivered personally, by facsimile transmission or by registered or certified mail (postage prepaid and return receipt requested) and will be deemed given when received (or, if mailed, five (5) business days after the date of mailing) at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a party as will be specified by like notice):

     To Parent or Sub:         Chesapeake Energy Corporation
                               6100 North Western Avenue
                               Oklahoma City, Oklahoma 73118
                               Attention:  Aubrey K. McClendon
                               Telephone:  405-879-9226
                               Facsimile:  405-848-8588

     With a copy to:           Commercial Law Group, P.C.
                               2725 Oklahoma Tower
                               210 Park Avenue
                               Oklahoma City, Oklahoma 73102
                               Attention:  Ray Lees
                               Telephone:  405-232-3001
                               Facsimile:  405-232-5553

     To Canaan:                Canaan Energy Corporation
                               211 North Robinson, Suite 1000N
                               Oklahoma City, Oklahoma 73102
                               Attention:  John K. Penton
                               Telephone:  (405) 604-9200
                               Facsimile:  (405) 604-9295

     With a copy to:           Crowe & Dunlevy
                               20 North Broadway, Suite 1800
                               Oklahoma City, Oklahoma 73102
                               Attention:  Michael M. Stewart
                               Telephone:  (405) 235-7747
                               Facsimile:  (405) 272-5238

8.4  Counterparts. This Agreement may be executed in two or more counterparts,
     ------------
     all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

8.5  Severability. Any term or provision of this Agreement that is invalid or
     ------------
     unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.

8.6  Entire Agreement; No Third Party Beneficiaries. This Agreement (together
     ----------------------------------------------
     with the documents and instruments delivered by the Parties in connection with this Agreement): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) except as provided in paragraph 2 or paragraphs 5.8 or 5.9, is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder.

8.7  Applicable Law. This Agreement will be governed in all respects, including
     --------------
     validity, interpretation and effect, by the laws of the State of Oklahoma regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.8  No Remedy in Certain Circumstances. Each party agrees that, should any
     ----------------------------------
     court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein will not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement will terminate pursuant to paragraph 7 hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent Governmental Authority, such party will not incur any liability or obligation unless such party breached its obligation under paragraph 5.10 or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

8.9  Enforcement of Agreement. The Parties agree that irreparable damage would
     ------------------------
     occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. Accordingly, the Parties hereby agree that each party hereto will be entitled to specific performance of the terms and provisions hereof in addition to any other remedy at law or in equity.

8.10 Assignment. Neither this Agreement nor any of the rights, interests or
     ----------
     obligations hereunder will be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any newly formed direct or indirect wholly-owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

8.11 Waivers. At any time prior to the Effective Time, the Parties may, to the
     -------
     extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereof will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

8.12 References and Titles. All references in this Agreement to Exhibits,
     ---------------------
     Schedules, Sections, paragraphs, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions of or to this Agreement and/or the schedules attached hereto unless expressly provided otherwise. Except for the defined terms in paragraph 1, titles appearing at the beginning of any Sections, paragraphs, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof.

8.13 Incorporation. Exhibits and Schedules referred to herein are attached to
     -------------
     and by this reference incorporated herein for all purposes.

                           [SIGNATURE PAGES TO FOLLOW]

                                 SIGNATURE PAGE
                                 --------------

                         (Agreement and Plan of Merger)

     IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

ATTEST:                           CANAAN ENERGY CORPORATION, an Oklahoma
                                  corporation


By__________________________       By___________________________________________
  Sue Barnard, Secretary            Leo E. Woodard, Chairman and Chief Executive
                                    Officer


ATTEST:

By__________________________       By___________________________________________
  Sue Barnard, Secretary             John K. Penton, President


                                  ("Canaan")

                                 SIGNATURE PAGE
                                 --------------

                         (Agreement and Plan of Merger)

     IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

ATTEST: CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation


By__________________________      By____________________________________________
  Secretary                         Aubrey K. McClendon, Chief Executive Officer

                                  ("Parent")


ATTEST:                           CHK ACQUISITION, INC., an Oklahoma
                                  corporation


By__________________________      By____________________________________________
  Secretary                         Aubrey K. McClendon, Chief Executive Officer

                                  ("Sub")

                     AGREEMENT AND LIMITED IRREVOCABLE PROXY
                     ---------------------------------------

     This Agreement and Irrevocable Proxy, dated as of April 19, 2002 (the "Agreement"), is by and between Chesapeake Energy Corporation, an Oklahoma corporation ("Chesapeake"), and the party identified as the "Stockholder" on the signature page hereof (the "Stockholder").

                                    RECITALS:

     WHEREAS, Chesapeake, CHK Acquisition, Inc., an Oklahoma corporation and wholly owned subsidiary of Chesapeake ("Merger Sub"), and Canaan Energy Corporation, an Oklahoma corporation ("Canaan"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing, among other things, for the merger of Merger Sub with and into Canaan in accordance with the terms and provisions of, and subject to the conditions set forth in, the Merger Agreement (the "Merger"); and

     WHEREAS, the Stockholder is the owner, beneficially and of record, of the number of shares of Canaan Common Stock (the "Shares") identified on the signature page of this Agreement; and

     WHEREAS, the Stockholder has agreed to vote the Shares in favor of the Merger Agreement and the consummation of the Merger at the Canaan Stockholder Meeting;

     NOW, THEREFORE, to induce Chesapeake and Merger Sub to enter into the Merger Agreement and in consideration of the aforesaid and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, including the benefits that the parties hereto expect to derive from the Merger, the receipt and sufficiency of all of which are hereby acknowledged by the parties, the parties hereto agree as follows:

1.   Revocation of Prior Proxies. The Stockholder hereby revokes all previous
     ---------------------------
proxies granted with respect to any of the Shares owned by the Stockholder that would conflict with the terms of the Proxy granted hereby.

2.   Grant of Limited Irrevocable Proxy. The Stockholder, solely in such
     ----------------------------------
capacity, hereby irrevocably constitutes and appoints Chesapeake and Aubrey K. McClendon, Chairman of the Board and Chief Executive Officer of Chesapeake, Tom
L. Ward, President and Chief Operating Officer of Chesapeake, and Marcus C. Rowland, Executive Vice President and Chief Financial Officer of Chesapeake, in their respective capacities as officers of Chesapeake, and any individual who hereafter succeeds to the office of Chairman of the Board and Chief Executive Officer, President or Chief Financial Officer, respectively, of Chesapeake, and each of them individually, as the Stockholder's true and lawful proxy and attorney-in-fact (the "Agents"), with full power of substitution, for and in the name, place and stead of the Stockholder, to call and attend any and all meetings of Canaan's stockholders, including the Canaan Stockholder Meeting, at which the Merger Agreement or the Merger are to be considered and voted upon by Canaan's stockholders, and any adjournments thereof, to execute any and all written consents of stockholders of Canaan and to vote all of the Shares and any and all shares of any other class of capital stock of Canaan presently or at

                                                                     Exhibit "A"
                                                               Page 1 of 5 Pages
any future time owned beneficially or of record by the Stockholder, including any and all securities having voting rights issued or issuable in respect thereof, which the Stockholder is entitled to vote (all of the foregoing being collectively referred to as the "Subject Stock"), and to represent and otherwise act as the Stockholder could act, in the same manner and with the same effect as if the Stockholder were personally present, at any such annual, special or other meeting of the stockholders of Canaan (including the Canaan Stockholder Meeting), and at any adjournment thereof (a "Meeting"), or pursuant to any written consent in lieu of meeting or otherwise; provided, however, that this Proxy will be limited to any such vote or consent in lieu thereof or any other action so taken will be solely for the purposes of voting in favor of the Merger and the Merger Agreement and any transactions contemplated thereby. The Agents are hereby authorized to vote the Subject Stock in accordance with the terms of the Proxy contemplated hereby.

3.   Vote in Favor of Merger and Merger Agreement. If Chesapeake is unable or
     --------------------------------------------
declines to exercise the power and authority granted by the Proxy for any reason, the Stockholder covenants and agrees to vote all the Subject Stock in favor of approval of the Merger and the Merger Agreement at any Meeting at which such matters are considered and voted upon and, upon request of Chesapeake, to provide the Stockholder's written consent thereto.

4.   No Action Without Chesapeake's Consent. The Stockholder hereby covenants
     --------------------------------------
and agrees that the Stockholder will not vote or take any action by written consent of stockholders in lieu of meeting on any matter that is subject to the Proxy without Chesapeake's prior written consent.

5.   Negative Covenants of the Stockholder. Except to the extent contemplated
     -------------------------------------
herein or in the Merger Agreement, the Stockholder hereby covenants and agrees that the Stockholder will not, and will not agree to, directly or indirectly:
(a) sell, transfer, assign, cause to be redeemed or otherwise dispose of any of the Subject Stock or enter into any contract, option or other agreement or understanding with respect to the sale, transfer, assignment, redemption or other disposition of any Subject Stock; or (b) grant any proxy, power-of-attorney or other authorization or interest in or with respect to such Subject Stock pertaining or relating to the Merger Agreement, the Merger or any of the transactions contemplated thereby; or (c) deposit such Subject Stock into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Stock, unless and until, in the case of (a), (b) or (c) above, the Stockholder has taken all actions (including, without limitation, the endorsement of a legend on the certificates evidencing such Subject Stock) reasonably necessary to ensure that such Subject Stock will at all times be subject to all the rights, powers and privileges granted or conferred, and subject to all the restrictions, covenants and limitations imposed, by this Agreement and has caused any transferee of any of the Subject Stock to execute and deliver to Chesapeake, an Agreement and Irrevocable Proxy, in substantially the form of this Agreement with respect to the Subject Stock. Nothing contained herein will be construed in any way as affecting the right of the Stockholder to grant a security interest, by way of pledge, by hypothecation or otherwise, in the Subject Stock in connection with bona fide credit arrangements or as requiring the lender in such bona fide credit arrangement to be bound by the terms of this Agreement, provided that the Stockholder will promptly notify Chesapeake of any such grant.

6.   Stockholder's Representations and Warranties. The Stockholder represents
     --------------------------------------------
and warrants to Chesapeake that: (a) the Stockholder has duly authorized, executed and delivered this Agreement and

                                                                     Exhibit "A"
                                                               Page 2 of 5 Pages
this Agreement constitutes a valid and binding agreement, enforceable in accordance with its terms and neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will constitute a violation of, a default under, or conflict with any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound; (b) consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of law other than filing on Form 13D that may be required under the Securities Exchange Act of 1934, as amended; (c) the Subject Stock and the certificates representing same are now and at all times during the term of this Agreement will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trust or agreement or any other encumbrances whatsoever ("Encumbrances") with respect to the ownership or voting of the Subject Stock or otherwise, other than Encumbrances created by or arising pursuant to this Agreement, and there are no outstanding options, warrants or rights to purchase or acquire, or proxies, powers-of-attorney, voting agreements, trust agreements or other agreements relating to, the Subject Stock other than this Agreement; (d) the Subject Stock constitutes all of the securities of Canaan owned beneficially or of record by the Stockholder on the date hereof; and (e) the Stockholder has the present power and right to vote all of the Subject Stock as contemplated herein.

7.   Certain Defined Terms. Unless otherwise expressly provided herein, all
     ---------------------
capitalized terms used herein without definition will have the meanings assigned to them in the Merger Agreement.

8.   Choice of Law. The terms and provisions of this Agreement will be governed
     -------------
by and construed in accordance with the laws of the State of Oklahoma without giving effect to the provisions thereof relating to conflicts of law.

9.   Binding Effect; Assignability. The terms and provisions of this Agreement
     -----------------------------
will be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto. This Agreement and the rights hereunder may not be assigned or transferred by Chesapeake, except with the prior written consent of the Stockholder.

10.  Term. This Agreement will terminate, and the Proxy granted hereby will be
     ----
automatically revoked, at the earlier of: (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; or (c) upon written notice of termination of this Agreement given by Chesapeake to the Stockholder expressly referring to this paragraph.

11.  Irrevocable Proxy Coupled with an Interest. The Stockholder acknowledges
     ------------------------------------------
that Chesapeake will enter into the Merger Agreement in reliance upon this Agreement, including the Proxy, and that the Proxy is granted in consideration for the execution and delivery of the Merger Agreement by Chesapeake. THE STOCKHOLDER AGREES THAT THE PROXY AND ALL OTHER POWER AND AUTHORITY INTENDED TO BE CONFERRED HEREBY IS COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE POWER AND, EXCEPT AS PROVIDED IN PARAGRAPH 10 ABOVE, WILL NOT BE TERMINATED BY ANY ACT OF THE STOCKHOLDER BY LACK OF APPROPRIATE POWER OR AUTHORITY OR BY THE OCCURRENCE OF ANY OTHER EVENT OR EVENTS.

                                                                     Exhibit "A"
                                                               Page 3 of 5 Pages

12.  Specific Performance. The parties acknowledge and agree that performance of
     --------------------
their respective obligations hereunder will confer a unique benefit on the other and that a failure of performance will result in irreparable harm to the other and will not be compensable by money damages. The parties therefore agree that this Agreement, including the Proxy, will be specifically enforceable and that specific enforcement and injunctive relief will be a remedy properly available to Chesapeake and the Stockholder for any breach of any agreement, covenant or representation of the other hereunder.

13.  Further Assurance. The Stockholder will, upon request, execute and deliver
     -----------------
any additional documents and take such further actions as may reasonably be deemed by Chesapeake or its counsel to be necessary or desirable to carry out the provisions hereof.

14.  Severability. If any term, provision, covenant or restriction of this
     ------------
Agreement, or the application thereof to any circumstance, is, to any extent, held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement or the application thereof to any other circumstance, will remain in full force and effect, will not in any way be affected, impaired or invalidated and will be enforced to the fullest extent permitted by law.

15.  Counterparts. This Agreement may be executed in counterparts, each of which
     ------------
will be deemed to be an original but all of which together will constitute one and the same document.

16.  Notice. All notices, requests, claims, demands and other communications
     ------
under this Agreement will be in writing and will be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or such other address for a party as will be specified by like notice): (a) if to Chesapeake, to the address set forth in paragraph 8.3 of the Merger Agreement, and (b) if to a Stockholder, to the address set forth on the signature page hereof, or such other address as may be specified in writing by such Stockholder.

        IN WITNESS WHEREOF, Chesapeake and the Stockholder have duly executed this Agreement or caused this Agreement to be duly executed as of the date first set forth above.

                                          STOCKHOLDER

                                          [NAME]



                                          _____________________________

                                          Shares Owned:

                                          ________ shares of Canaan Common Stock

                                                                     Exhibit "A"
                                                               Page 4 of 5 Pages

                                       Address:


                                       _____________________________________

                                       _____________________________________

                                       _____________________________________


                                       CHESAPEAKE ENERGY CORPORATION, an
                                       Oklahoma corporation


                                       By ___________________________________
                                          Aubrey K. McClendon, Chief Executive
                                          Officer

                                                                     Exhibit "A"
                                                               Page 5 of 5 Pages

                          GOODWILL PROTECTION AGREEMENT
                          -----------------------------

               THIS GOODWILL PROTECTION AGREEMENT (this "Agreement") is made effective the _____ day of ____________, 2002, among _______________, an individual (the "Restricted Party"), CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation ("Chesapeake"), and CHK ACQUISITION, INC., an Oklahoma corporation ("CHK").

                              W I T N E S S E T H:

               WHEREAS, Chesapeake, CHK and Canaan Energy Corporation, an Oklahoma corporation ("Canaan"), entered into that certain Agreement and Plan of Merger dated April 19, 2002 (the "Merger Agreement");

               WHEREAS, the Restricted Party is an officer and shareholder of Canaan with special expertise in the oil and gas business and as a result the obligations of Chesapeake and CHK to close the transactions contemplated under the Merger Agreement are expressly conditioned upon the execution and delivery of this Agreement by the Restricted Party; and

               WHEREAS, to induce Chesapeake and CHK to perform the Merger Agreement and to protect the goodwill acquired by Chesapeake and CHK under the Merger Agreement, the Restricted Party has agreed to execute, deliver and perform this Agreement.

               NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Defined Terms. Except as otherwise defined herein, all terms defined in the
     -------------
Merger Agreement will have the same meanings herein as therein defined unless the context otherwise requires. The following terms will have the following meanings when used in this Agreement:

     1.1.      Chesapeake Companies. Chesapeake, CHK and all of their wholly
               --------------------
               owned subsidiary companies, whether owned directly or indirectly by Chesapeake or CHK, including, without implied limitation, corporations, partnerships and limited liability companies.

     1.2       Confidential Information. All information relating to Canaan
               ------------------------
               and/or Canaan's Oil and Gas Interests, including information relating to title matters, environmental matters, financial statements and other financial matters, estimates of reserves, quality of reserves, geological matters, asset listings, production and operating costs, production capabilities, marketing, tax, forecasts and projections, in whatever form (whether documentary, computer storage or other). Notwithstanding the foregoing, information which is generally available to the public or becomes generally available to the public through no action of the Restricted Party Group will not be considered Confidential Information.

     1.3       Derivative Information. Any notes, summaries, evaluations,
               ----------------------
               analyses and other material derived by the Restricted Party from any of the Confidential Information.


                                                                     Exhibit "B"
                                                               Page 1 of 8 Pages

     1.4       Lands. Any and all lands lying within one (1) mile of: (a) any
               -----
               well and drilling or spacing unit within which such well lies in which Canaan had an interest as of the Effective Time of the Merger, and (b) the boundary of any Oil and Gas Interest in which Canaan had an interest as of the Effective Time of the Merger.

     1.5       Oil and Gas Business. Owning, managing, operating, controlling or
               --------------------
               developing Oil and Gas Interests or engaging in or being connected with, as a partner, limited liability company member, investor, stockholder, advisor, employee, independent contractor or consultant, any of the foregoing activities or the oil and gas exploration and production business.

     1.6       Oil and Gas Interests. All: (a) oil and gas leases, mineral
               ---------------------
               interests, oil, gas and mineral leasehold interests, fee interests, royalty interests (including, without implied limitation, landowner royalty interests, nonparticipating royalty interests and overriding royalty interests), production payments, net profits interests, subleases, mineral servitudes, licenses, easements, pooling orders and other interests in oil, gas and other hydrocarbons; (b) contract rights, joint operating agreements, farm out agreements, pooling agreements, seismic agreements, cost sharing arrangements and other agreements relating to the interests under the foregoing clause (a) or the oil and gas exploration and production business; (c) wells, equipment, associated personal property, pipelines, fixtures and other assets related to the foregoing; and (d) other businesses, operations, rights, titles and interests relating directly or indirectly to the drilling, exploration, development, operation, marketing, sale or other disposal of the foregoing assets and interests.

     1.7       Restricted Party Group. The Restricted Party together with: (a)
               ----------------------
               the immediate family members of the Restricted Party; (b) any successors or assigns of the Restricted Party; (c) any Person in which the Restricted Party owns or has the right to acquire an equity interest in excess of twenty percent (20%); and (d) any entity in which the Restricted Party, ____________ and _____________ (collectively, the "Related Parties") own or have the right to acquire a combined equity interest in excess of forty percent (40%).

2.   Restriction on Activities. During the period commencing on the date of
     -------------------------
this Agreement and ending on the date two (2) years after the date of this Agreement (the "Protection Period"), each member of the Restricted Party Group will not, without the prior written consent of Chesapeake or as otherwise specifically permitted under paragraph 2.2 hereof, directly or indirectly: (a) own, acquire or solicit the acquisition of (or assist any other Person to own, acquire or solicit the acquisition of) any Oil and Gas Interests, or any option or other right to acquire any Oil and Gas Interests, in any case pertaining to or covering, in whole or in part, the Lands; (b) conduct (or assist any third person to conduct) any Oil and Gas Business on or with respect to the Lands; or
(c) acquire any interest or the right to acquire any interest in a Person that owns Oil and Gas Interests included in clause (a) or conducts activities included in (b) that results in the Restricted Party Group and the Related Parties owning or having the right to acquire more than forty percent (40%) of such Person. In addition to the foregoing, during the Protection Period, each member of the Restricted Party Group will not,

                                                                     Exhibit "B"
                                                               Page 2 of 8 Pages
without the prior consent of Chesapeake, directly or indirectly terminate, own, acquire, solicit or otherwise interfere with any of Canaan's Oil and Gas Interests pertaining to or covering in whole in part the Lands or in anyway attempt to do any of the foregoing or assist any third person to do any of the foregoing.

     2.1 The limitations in this paragraph 2 will not prohibit any investment by the Restricted Party or the Restricted Party Group in securities which are listed on a public exchange or the National Association of Securities Dealers Automated Quotation System issued by a company, firm, corporation, partnership, trust or other entity involved in or conducting an Oil and Gas Business, provided that the Restricted Party and the Restricted Party Group own no more than fifteen percent (15%) of the outstanding voting securities of such entity.

     2.2 The parties hereto recognize that, during the Protection Period, the Restricted Party and/or the Restricted Party Group may desire to acquire one or more packages of Oil and Gas Interests which include Oil and Gas Interests both inside and outside the Lands (each a "Package"). Nothing in this Agreement will prohibit any such acquisition of a Package, and no such acquisition or the resulting ownership of such Oil and Gas Interests will constitute a violation of this paragraph 2, as long as the number of Oil and Gas Interests included in such Package is greater than twenty five (25) and the value of the Oil and Gas Interests lying outside the Lands exceeds seventy-five percent (75%) of the purchase price of the Package. In the event the Restricted Party Group acquires a Package which contains more than twenty five
               (25) Oil and Gas Interests but does not satisfy the foregoing or which contains less than twenty five (25) Oil and Gas Interests, such acquisition and the resulting ownership of such Oil and Gas Interests will not constitute a violation of this Agreement, if within twenty (20) days after any such acquisition, the Restricted Party: (a) notifies Chesapeake of such acquisition, specifying the Oil and Gas Interests acquired in the Lands (the "Offered Interests") and specifying the portion of the acquisition price for such Package allocated to the Offered Interests; and (b) grants the Chesapeake Companies the right, for a period of twenty (20) days after receipt of such notice, to acquire the Offered Interests from the Restricted Party or the Restricted Party Group at the same acquisition price paid therefor by the Restricted Party or the Restricted Party Group. Notwithstanding the foregoing, in the event any of the Offered Interests are subject to an existing preferential right to purchase ("Third Party Rights"), the Restricted Party will provide Chesapeake with all notices of Third Party Rights as and when provided to the holders thereof and will take such actions as may be prudent to permit the Chesapeake Companies to step into the shoes of the Restricted Party during the period such Third Party Rights are outstanding so that, in the event such Third Party Rights are not exercised in accordance with the terms thereof, the Chesapeake Companies will have the ability to acquire such Offered Interests without the necessity of re-instituting another Third Party Rights offer. For purposes of calculating the number of Oil and Gas Interests in a Package, the following will be considered an individual Oil and Gas Interest under this paragraph: (y) all of the Restricted Group's rights and ownership in a governmental spacing or production

                                                                     Exhibit "B"
                                                               Page 3 of 8 Pages
               unit for a producing well; and (z) with respect to non-producing assets, all of the Restricted Group's rights and ownership in the area covered by a single prospect.

     2.3 Nothing in this Agreement will prevent or prohibit any member of the Restricted Party Group from being employed by any Person which is not a member of the Restricted Party Group or, so long as the member of the Restricted Party Group does not use Confidential Information or Derivative Information, from assisting any such Person as an advisor, consultant or independent contractor, regardless of whether such person or entity owns, acquires or solicits the acquisition of any Oil and Gas Interests, or any option or other right to acquire any Oil and Gas Interests, pertaining to or covering, in whole or in part, any of the Lands, or conducts any Oil and Gas Business on or with respect to the Lands.

3.   Confidentiality. The Restricted Party hereby acknowledges that, during the
     ---------------
term of the Restricted Party's relationship with Canaan, the Restricted Party has developed and had access to Confidential Information and Derivative Information. The Restricted Party hereby agrees as follows with respect to all Confidential Information and Derivative Information:

     3.1 Upon execution of this Agreement, the Restricted Party will, and will cause each member of the Restricted Party Group to, immediately return to Canaan all Confidential Information and Derivative Information in the possession of the Restricted Party or any member of the Restricted Party Group.

     3.2 For a period of two (2) years after the date hereof, the Restricted Party will, and will cause the members of the Restricted Party Group to, keep all Confidential Information and Derivative Information and the results of any analyses of such data and information strictly confidential and will not, and will cause the members of the Restricted Party Group not to, use any of such data, information or results or disclose any such data, information or results to any Person unless otherwise required by law or regulation and then only after written notice to Canaan of the determination of the need for disclosure.

     3.3 In the event that the Restricted Party or any member of the Restricted Party Group becomes legally compelled to disclose any Confidential Information and/or Derivative Information, the Restricted Party will provide Canaan with prompt notice so that Canaan may seek a protective order or other appropriate remedy and/or waive the Restricted Party's compliance with the confidentiality and non-disclosure provisions of this Agreement. In the event that such protective order or other remedy is not obtained, the Restricted Party will furnish only that portion of the Confidential Information and/or Derivative Information which it is advised by counsel is legally required.

4.   Separate Covenants. This Agreement will be deemed to consist of a series of
     ------------------
separate covenants independent from any provision of the Merger Agreement. The Restricted Party expressly agrees that the character, duration and geographical scope of this Agreement are reasonable in light


                                                                     Exhibit "B"
                                                               Page 4 of 8 Pages
of the circumstances as existing on the date of this Agreement. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this Agreement is unreasonable in light of the circumstances as then existing or existing at the execution of this Agreement, then it is the intention and the agreement of the Restricted Party, Chesapeake and CHK that this Agreement be construed by the court and given effect in such a manner as to impose only the restrictions on the conduct of the Restricted Party which are reasonable in light of the circumstances as then existing and as are necessary to assure Chesapeake and CHK of the intended benefit of this Agreement and the Merger Agreement. If, in any judicial proceeding, a court refuses to enforce all of the separate covenants included herein because, taken together such covenants are more extensive than necessary to assure Chesapeake and CHK of the intended benefit of this Agreement, it is expressly understood and agreed between the parties that those covenants not to be enforced in such proceeding will, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

5.   Periodic Payments. As additional consideration for the Restricted Party's
     -----------------
execution, delivery and performance of this Goodwill Protection Agreement, Chesapeake agrees to pay to the Restricted Party the sum of $_____________ payable in three (3) equal payments of $_____________ each. The first payment will be due on the execution of this Agreement, the second payment will be due on the date which is one (1) year after the execution of this Agreement and the third payment will be due on the date which is two (2) years after the execution of this Agreement.

6.   Default. The Restricted Party will be responsible for any violation of
     -------
provisions hereof by any member of the Restricted Party Group. If the Restricted Party fails to perform any obligation contained in this Agreement or fails to cause the Restricted Party Group to perform the terms of this Agreement, Chesapeake or CHK may serve written notice to the Restricted Party specifying the nature of such default and demanding performance. If such default has not been cured within five (5) business days after receipt of such default notice, Chesapeake and/or CHK will be entitled to demand specific performance, suspend performance of any obligation under this Agreement, or exercise all remedies available at law or in equity. Given the nature of the assets to be acquired by Chesapeake under the Merger Agreement, the parties acknowledge and agree that the goodwill purchased by Chesapeake cannot be protected if the provisions of this Agreement are not strictly enforced. Accordingly, the parties acknowledge and agree that, if there is a breach by the Restricted Party of the provisions of this Agreement, money damages alone will not be adequate and the Chesapeake Companies will be entitled to an injunction restraining the Restricted Party or the Restricted Party Group from violating the provisions of this Agreement. The remedies provided by this Agreement are cumulative and will not exclude any other remedy to which a party might be entitled under this Agreement. In the event a party elects to selectively and successively enforce such party's rights under this Agreement, such action will not be deemed a waiver or discharge of any other remedy.

7.   Miscellaneous.  It is further agreed as follows:
     -------------

     7.1  Notices. Except as expressly provided herein, any notice, demand or
          -------
          communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given and received when delivered

                                                                     Exhibit "B"
                                                               Page 5 of 8 Pages
          personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or to such other or additional addresses as any party might designate by written notice to the other parties:

                To any of the Chesapeake
                Companies:                  Mr. Henry J. Hood
                                            Chesapeake Energy Corporation
                                            6100 North Western
                                            Oklahoma City, Oklahoma 73118
                                            Telephone: (405) 879-9400
                                            Fax: (405) 405.879.9561

                With a copy to:             Ray Lees, Esquire
                                            Commercial Law Group, P.C.
                                            2725 Oklahoma Tower
                                            210 Park Avenue
                                            Oklahoma City, Oklahoma 73102
                                            Telephone: (405) 232-3001
                                            Fax: (405) 232-5553

                To the Restricted Party:    ________________________________


                                            Telephone: (___) ___-____
                                            Fax: (___) ___-____

     7.2  Severability. If any clause or provision of this Agreement is illegal,
          ------------
          invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible and to be legal, valid and enforceable.

     7.3  Entire Agreement. This Agreement, together with the Merger Agreement
          ----------------
          and the other instruments executed in connection therewith, constitute the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations except as set forth herein and therein. Neither this Agreement nor any of the provisions hereof can be changed, waived, discharged or terminated except by an instrument signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

     7.4  Attorneys' Fees. If any party institutes an action or proceeding
          ---------------
          against any other party relating to the provisions of this Agreement, the party to such action or proceeding

                                                                     Exhibit "B"
                                                               Page 6 of 8 Pages
          which does not prevail will reimburse the prevailing party therein for the reasonable expenses of attorneys' fees and disbursements incurred by the prevailing party.

     7.5  Waiver. Waiver of performance of any obligation or term contained in
          ------
          this Agreement by any party, or waiver by one party of the other's default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

     7.6  Assignment. No party hereto may assign all or any portion of his or
          ----------
          its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, CHK may assign all or any portion of its rights hereunder to (a) any other entity or person which at any time controls or is under common control with CHK, or (b) any entity or person which acquires all of CHK's Oil and Gas Business with respect to the Lands.

     7.7  Governing Law. This Agreement will be interpreted, construed and
          -------------
          enforced in accordance with the laws of the State of Oklahoma.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                            CHESAPEAKE ENERGY CORPORATION, an
                            Oklahoma corporation


                            By__________________________________________________
                              Aubrey K. McClendon, Chief Executive Officer

                            ("Chesapeake")


                            CHK ACQUISITION, INC., an Oklahoma corporation


                            By__________________________________________________
                              Aubrey K. McClendon, Chief Executive Officer

                            ("CHK")





                                                                     Exhibit "B"
                                                               Page 7 of 8 Pages

                            ____________________________________________________
                            ______________________________________, individually


                            (the "Restricted Party")


                                                                     Exhibit "B"
                                                               Page 8 of 8 Pages

                             OFFICE SPACE AGREEMENT
                             ----------------------

          THIS AGREEMENT (this "Agreement") is made effective the _____ day of __________, 2002, between LJ NATURAL GAS COMPANY, an Oklahoma corporation (the "Option Holder"), and CANAAN ENERGY CORPORATION, an Oklahoma corporation ("Canaan").

                              W I T N E S S E T H:

          WHEREAS, Chesapeake Acquisition, Inc., an Oklahoma corporation ("CHK"), Chesapeake Energy Corporation, an Oklahoma corporation, and Canaan entered into that certain Agreement and Plan of Merger dated April 19, 2002 (the "Merger Agreement");

          WHEREAS, Canaan entered into a Lease Agreement with LSQ Investors, L.L.C., an Oklahoma limited liability company, dated December 4, 2000, as amended by the First Amendment to Lease Agreement dated effective July 18, 2001, and the Second Amendment to Lease Agreement dated October 8, 2001 (the "Lease"), covering certain office space in downtown Oklahoma City, Oklahoma (the "Office Space");

          WHEREAS, Canaan owns office equipment together with nonproprietary information concerning oil and gas properties such as scout cards and other information generally available for purchase or subscription (collectively, the "Equipment") and leases office equipment ("Equipment Leases") located in the Office Space which Equipment and items covered by the Equipment Leases are listed at Schedule "1" attached as a part hereof detailing the items and the book value of each such item (collectively, the "Office Equipment"); and

          WHEREAS, in connection with the Merger Canaan has determined that the Office Space and Office Equipment may be surplus and as a result Canaan is extending to the Option Holder the right to acquire all or part of the Office Space the Office Equipment.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Temporary Office Space. For a period of ninety (90) days after the date of
     ----------------------
this Agreement (the "Use Period") the Option Holder will have the right to occupy that portion of the Office Space being leased by Canaan on April 1, 2002, without paying rent on such Office Space and use the Office Equipment. The foregoing use of the Office Space and Office Equipment is conditioned on: (a) any consents or other actions which Chesapeake determines is necessary or appropriate to permit the use by the Option Holder of the Office Space and the items covered by the Equipment Leases; (b) the payment by the Option Holder of all expenses (other than base rent under the Lease) allocable or chargeable to the Use Period including, without implied limitation, any taxes, utilities, telephone charges, repairs, communication charges, line access charges and other expenses of occupying the Office Space; and (c) the payment of all charges under the Equipment Leases allocable to the Use Period. Notwithstanding anything herein to the contrary, Chesapeake, CHK and Canaan (the "Canaan Parties") will not be required to take any actions which will impose any expense, liability or

                                                                     Exhibit "C"
                                                               Page 1 of 6 Pages
payment obligation on the Canaan Parties in excess of the amounts that were being paid by Canaan under the Lease or the Equipment Leases prior to the date of the Merger Agreement and the Canaan Parties will not be required to amend, renew, extend or expand the Lease or any of the Equipment Leases.

2.   Office Space Acquisition. The Option Holder will also have the right to
     ------------------------
acquire all or part of the Office Space on the following terms:

     2.1  Option. During the Use Period the Option Holder will have the right to
          ------
          sublease or acquire all or part of the Office Space by providing written notice to Canaan specifying the portion of the Office Space to be sublet or acquired by the Option Holder. The portion of the Office Space to be subleased or acquired hereunder will be a single contiguous block of space and will not render the remaining Office Space unrentable or unusable at the then current rates in effect in the building where the Office Space is located as reasonably determined by Chesapeake. The terms of the sublease will be on the same terms as the Lease and will be for the remaining term of the Lease with respect to such Office Space except that the Option Holder will be solely responsible for all costs and expenses relating to the separation of the designated space from the remaining Office Space. At the election of Canaan, the Option Holder agrees to enter into a new lease covering the Office Space covered by the Option Holder's notice under this paragraph in order to release the Canaan Parties for any liability under the Lease with respect to that portion of the Office Space. Each of the actions and agreements under this paragraph are expressly subject to any and all consents or waivers by the landlord under the Lease which Canaan and Chesapeake reasonably determine are necessary or appropriate.

     2.2  Right of First Refusal. Subject to the Option Holder exercising the
          ----------------------
          Option under paragraph 2.1 for a portion of the Office Space, Canaan grants to the Option Holder a right of first refusal on that portion of the Office Space which the Option Holder does not elect to sublease or acquire under paragraph 2.1 of this Agreement to run for the period commencing on the last day of the Use Period and ending on the date which is two (2) years after the date of this Agreement (the "ROFR Period"). In the event that during the ROFR Period Canaan desires to sublease, convey, transfer or surrender a portion of the Office Space, Canaan will provide written notice (the "Transfer Notice") to the Option Holder which states: (a) the portion of the Office Space to be sublet, transferred, conveyed or surrendered; and (b) the proposed terms of such sublease, conveyance, transfer or surrender. For ten
          (10) days after the receipt of the Transfer Notice, the Option Holder will have the preemptive option to acquire the portion of the Office Space which is the subject of the Transfer Notice on the terms set forth in the Transfer Notice. In the event of a surrender of the Lease to the landlord, such terms will include a full release of the Canaan Parties from any obligations with respect to the portion of the Office Space covered by the Transfer Notice and the payment to the Option Holder of any amount payable to the Landlord by Canaan. If the Option Holder does not elect to exercise the Option Holder's rights hereunder with respect to all of the portion of Office Space covered by the Transfer

                                                                     Exhibit "C"
                                                               Page 2 of 6 Pages

          Notice, Canaan will have the right to sublet, transfer, convey or surrender the Office Space covered by the Transfer Notice on terms no better to the prospective tenant or landlord than the terms set forth in the Transfer Notice. The rights under this paragraph will expire without any further action by any party on the date which is two (2) years after the date of this Agreement. Each of the actions and agreements under this paragraph are expressly subject to any and all consents or waivers by the landlord under the Lease which Canaan and Chesapeake reasonably determine are necessary or appropriate.

3.   Equipment. During the period commencing on the date of this Agreement and
     ---------
ending on the date sixty (60) days after the date of this Agreement, the Option Holder will have the one (1) time right to: (a) purchase all or part of the Equipment; and (b) sublease or acquire Canaan's rights under one or more of the Equipment Leases. Such right will be exercised by the Option Holder providing written notice to Canaan specifying the Equipment or Equipment Lease to be acquired, delivering with such notice the cash purchase price for such Equipment and the appropriate consents and assumption documents for the Equipment Leases. The purchase price for the Equipment will be equal to: (y) twenty five percent (25%) of the book value for all of the items of Equipment to be purchased under this paragraph reduced to the nearest multiple of Twenty-Five Thousand Dollars ($25,000.00); plus (z) all costs and expenses associated with the assumption of the acquired Equipment Leases. For purposes of the foregoing computation the book value will be determined as of the later of December 31, 2001, or the date of the purchase of the item of Equipment. In the event the Option Holder elects to acquire one or more Equipment Leases the Option Holder will be responsible for all lease payments and charges under such Equipment Leases and agrees to hold Canaan harmless with respect to such Equipment Leases. Any computer purchased under this paragraph will, subject to the terms of the applicable license, include all software that is validly installed on such computer in accordance with such license and all rights with respect to the applicable software license. The Option Holder agrees to hold Canaan harmless from any and all liability, obligations and losses from breach of such software license. Although the option under this paragraph can be exercised on a piece by piece basis, systems or integrated items of Equipment (such as the phone system) must be purchased in their entirety.

4.   Default. In the event that either party fails to perform such party's
     -------
obligations hereunder (except as excused by the other party's default), the party claiming default will make written demand for performance. If the Option Holder fails to comply with such written demand within five (5) days after receipt thereof, Canaan will have the option of waiving such default, to exercise any other remedy available at law or in equity, or to terminate this Agreement. If Canaan fails to comply with such written demand within five (5) days after receipt thereof, the Option Holder will have the option of waiving such default or to exercise any other remedy available at law or in equity. The remedies provided by this Agreement are cumulative and will not exclude any other remedy to which a party might be entitled under this Agreement. In the event a party elects to selectively and successively enforce such party's rights under this Agreement, such action will not be deemed a waiver or discharge of any other remedy.

                                                                     Exhibit "C"
                                                               Page 3 of 6 Pages

5.     Miscellaneous.  It is further agreed as follows:
       -------------

       5.1   Notices. Except as expressly provided herein, any notice,
             -------
             demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given and received when delivered personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or to such other or additional addresses as any party might designate by written notice to the other parties:

                      To Canaan:               Mr. Doug Jacobson
                                               Chesapeake Energy Corporation
                                               6100 North Western
                                               Oklahoma City, Oklahoma  73118
                                               Telephone: (405) 879-9233
                                               Fax: (405) 879-9546

                      With a copy to:          Ray Lees
                                               Commercial Law Group, P.C.
                                               2725 Oklahoma Tower
                                               210 Park Avenue
                                               Oklahoma City, Oklahoma  73102
                                               Telephone: (405) 232-3001
                                               Fax: (405) 232-5553

                      To the Option Holder:    LJ Natural Gas Company
                                               211 North Robinson, Suite 1000N
                                               Oklahoma City, Oklahoma 73102
                                               Attention:   John K. Penton
                                               Telephone:   (405) 604-9200
                                               Facsimile:   (405) 604-9295

       5.2   Severability. If any clause or provision of this Agreement is
             ------------
             illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible and to be legal, valid and enforceable.

       5.3   Entire Agreement.  This Agreement constitutes the entire agreement
             ----------------
             between the parties with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations except as set forth herein and therein. Neither this Agreement nor any of the provisions hereof can be changed, waived,

                                                                     Exhibit "C"
                                                               Page 4 of 6 Pages
       discharged or terminated except by an instrument signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

5.4    Attorneys' Fees. If any party institutes an action or proceeding against
       ---------------
       any other party relating to the provisions of this Agreement, the party to such action or proceeding which does not prevail will reimburse the prevailing party therein for the reasonable expenses of attorneys' fees and disbursements incurred by the prevailing party.

5.5    Waiver. Waiver of performance of any obligation or term contained in this
       ------
       Agreement by any party, or waiver by one party of the other's default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

5.6    Assignment. No party hereto may assign all or any portion of his or its
       ----------
       rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, Canaan may assign all or any portion of its rights hereunder to any other entity or person which at any time controls or is under common control with Canaan.

5.7    Governing Law. This Agreement will be interpreted, construed and enforced
       -------------
       in accordance with the laws of the State of Oklahoma.

5.8    Cooperation. At all times during the term of this Agreement the parties
       -----------
       agree to execute and deliver, or cause to be executed and delivered, such documents and do, or cause to be done, such other acts and things as might reasonably be requested by the other party to this Agreement to assure that the benefits of this Agreement are realized by the parties.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                  CANAAN ENERGY CORPORATION, an Oklahoma
                                  corporation


                                  By____________________________________________
                                    Aubrey K. McClendon, Chief Executive Officer

                                  ("Canaan")

                                                                     Exhibit "C"
                                                               Page 5 of 6 Pages

                                        LJ NATURAL GAS COMPANY, an Oklahoma
                                        corporation


                                        By______________________________________
                                          John K. Penton, President

                                        (the "Option Holder")

                                                                     Exhibit "C"
                                                               Page 6 of 6 Pages

                                     RELEASE
                                     -------

     THIS RELEASE is being executed and delivered in accordance with paragraph
6.2.6 of that certain Agreement and Plan of Merger dated effective April 19, 2002 (the "Agreement"), among Canaan Energy Corporation, an Oklahoma corporation ("Canaan"), CHK Acquisition, Inc., an Oklahoma corporation ("Sub"), and Chesapeake Energy Corporation ("Parent"). Capitalized terms used in this Release without definition have the respective meaning given to them in the Agreement.

     The undersigned acknowledges that execution and delivery of this Release is a condition to Parent's obligation to effect the closing of the transaction contemplated by the Agreement and that Parent is relying on this Release in consummating such closing.

     The undersigned, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, in order to induce Parent to effect the closing pursuant to the Agreement, hereby agrees as follows:

     The undersigned, on behalf of the undersigned and each of the undersigned's representatives, agents and Affiliates, hereby releases and forever discharges Parent, Sub and Canaan and each of their respective individual, joint or mutual, past, present and future Parent Representatives, Affiliates, stockholders, controlling persons, subsidiaries, successors and assigns (individually, a "Released Party" and collectively, the "Released Parties") from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which the undersigned, or any of the undersigned's representatives, agents and Affiliates now has, have ever had or may hereafter have against the respective Released Parties arising contemporaneously with or prior to the Effective Time of the Merger or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Effective Time of the Merger, including, but not limited to, any rights to payment or reimbursement from Canaan, whether pursuant to its certificate of incorporation, bylaws, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Effective Time of the Merger. Notwithstanding the foregoing, the following are expressly excluded from this Release:(a) all rights of indemnification in favor of the undersigned pursuant to paragraph 5.8 of the Agreement; (b) rights of the undersigned, if any, under any employment agreement or consulting agreement entered into by Parent in connection with the Agreement; (c) any severance payments described in that certain change of control agreement dated _______________ between the undersigned and Canaan as disclosed in the Agreement; (d) any rights under the Office Space Agreement executed in connection with the Merger Agreement; and (e) any rights under the Goodwill Protection Agreement of even date herewith among the undersigned, Parent and Sub.

     The undersigned hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party which is based upon any matter purported to be released hereby.

                                                                     Exhibit "D"
                                                               Page 1 of 2 Pages

     If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     This Release may not be changed except in a writing signed by the person(s) against whose interest such change will operate. This Release will be governed by and construed under the laws of the State of Oklahoma without regard to principles of conflicts of law.

     IN WITNESS WHEREOF, the undersigned has executed and delivered this Release as of this _____ day of ________________, 2002.


                                ________________________________________________
                                [Name of Releasing Party]

                                                                     Exhibit "D"
                                                               Page 2 of 2 Pages

                                [Crowe & Dunlevy]


                                ________ __, 200_


Chesapeake Energy Corporation
CHK Acquisition, Inc.
6100 North Western Avenue
Oklahoma City, Oklahoma 73118

                              Re: Agreement and Plan of Merger among Chesapeake Energy Corporation, CHK Acquisition, Inc., and Canaan Energy Corporation
                                   ---------------------------------------------

Gentlemen:

     We have acted as special counsel to Canaan Energy Corporation, an Oklahoma corporation ("Canaan"), in connection with the execution, delivery and consummation of the transactions contemplated by the Agreement and Plan of Merger dated April 19, 2002 (the "Agreement"), among Chesapeake Energy Corporation, an Oklahoma corporation, CHK Acquisition , Inc., an Oklahoma corporation, and Canaan. This opinion is provided to you pursuant to paragraph
6.2.6 of the Agreement. Capitalized terms used herein and not otherwise defined will have the meanings assigned to such terms in the Agreement.

     For purposes of the opinions expressed herein we have examined executed originals or counterparts of the Agreement and all other agreements and documents known to us which we have considered relevant to the opinions hereinafter expressed.

     We have also examined the certificate of incorporation and bylaws of Canaan, as amended to date, and have examined the originals or copies certified or otherwise identified to our satisfaction of the corporate records of Canaan, including minute books furnished to us by Canaan, certificates of public officials and certificates of representatives of Canaan, statutes and other instruments and documents as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. As to all questions of fact material to this opinion, we have made no independent investigation of the facts relied upon in certificates or comparable documents of officers and representatives of Canaan and upon the representations and warranties of Canaan contained in the Agreement, all of which we assume have been and continue to be true and accurate.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

                                                                     Exhibit "E"
                                                               Page 1 of 3 Pages

Chesapeake Energy Corporation
CHK Acquisition, Inc.
__________ __, 200_
Page 2


        On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. Canaan (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma, and (b) has all requisite corporate power and authority to conduct its business as presently conducted. Canaan has all requisite corporate power and authority to execute and deliver the Agreement and the other documents and instruments contemplated thereunder to be executed and delivered by Canaan and to consummate the transactions contemplated thereunder.

2. The execution and delivery of the Agreement and the consummation of the transactions contemplated thereunder by Canaan have been duly and validly authorized by all requisite corporate action on the part of Canaan and the Agreement has been duly and validly executed and delivered by Canaan.

3. The authorized capital stock of Canaan consists of 50,000,000 shares of Canaan Common Stock and 1,000,000 shares of preferred stock, 25,000 of which have been designated as Series A Junior Participating Preferred Stock , par value $.01. As of ____________, 2002: (a) 4,353,646 shares of Canaan Common
Stock were validly issued and outstanding; (b) 500,000 shares of Canaan Common Stock were reserved for issuance pursuant to the Canaan Plans, of which Canaan Stock Options to purchase a total of 470,450 shares of Canaan Common Stock were issued and outstanding; (c) there are no shares of capital stock of Canaan of any class authorized, issued or outstanding other than the Canaan Common Stock ; and (d) 578,169 shares of Canaan Common Stock were held by Canaan as treasury stock. Except as described as described in Section of the Canaan Disclosure Schedule and the Canaan Rights under the Canaan Rights Plan, there are: (i) no outstanding shares of capital stock or other voting securities of Canaan; (ii) no outstanding securities of Canaan or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Canaan; and (iii) no outstanding subscriptions, options, warrants, calls, rights (including preemptive rights, stock appreciation rights, phantom stock rights, conversion rights, commitments, understandings or agreements to which Canaan is a party or by which it is bound) obligating Canaan to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other securities of Canaan or obligating Canaan to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement. All outstanding shares of capital stock of Canaan are validly issued, fully paid and nonassessable and not subject to any preemptive right. There is not stockholder agreement, voting trust or other agreement or understanding to which Canaan is a party or by which it is bound relating to the voting of any shares of the capital stock of Canaan.

        The foregoing opinions are subject to the following assumptions, limitations and qualifications:

1. The opinions set forth herein are subject to the General Qualifications as such term is defined and set forth in the Legal Opinion Accord of the ABA Section of Business Law (1991) and to the

                                                                     Exhibit "E"
                                                               Page 2 of 3 Pages

Chesapeake Energy Corporation
CHK Acquisition, Inc.
__________ ___, 200_
Page 3

effect of (a) applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium, conservatorship and similar laws affecting creditors' rights and remedies generally, (b) general principles of equity (whether considered in a proceeding in equity or at law) including, without limitation, concepts of materiality and commercial reasonableness, and (c) any implied covenants of good faith or fair dealing.

2. For purposes of this opinion, we have assumed that each person executing the Agreement other than Canaan has all requisite power and authority and legal capacity and has taken all necessary action, partnership, corporate or otherwise, to execute and deliver the Agreement and the other documents to be executed in connection therewith, to the extent a party thereto, and to effect the transactions contemplated thereby, and that each such agreement is the valid and binding obligations of each such person.

3. We express no opinion concerning the enforceability of (a) provisions relating to specific performance, or (b) indemnification provisions to the extent such provisions are deemed to violate public policy.

4. Any opinions provided herein that are limited by the provision "to our knowledge," "known to us" or "to the best of our knowledge" or similar expressions, will be deemed to express that we have not performed any investigation except (a) a review of files and records of the Canaan Companies physically retained at our offices, and (b) the receipt of certificates from appropriate representatives of the Canaan Companies relating to and verifying the facts which would support the basis for our opinions.

        The foregoing opinions are limited in all respects to the laws of the State of Oklahoma and the federal laws of the United States of America, each as in effect on the date hereof, and no opinion is expressed herein as to any matters governed by the laws of any other jurisdiction. We undertake no obligation or responsibility to update or supplement this opinion in response to subsequent changes in the law or future events affecting any of the transactions contemplated by the Agreement. The opinions expressed herein are solely for your benefit in connection with the transactions to be consummated on the date hereof pursuant to the Agreement and may not be relied on by, or described, furnished or quoted to any other person, firm or entity other than you without, in each instance, our prior written consent.


                                         Very truly yours,

                                                                     Exhibit "E"
                                                               Page 3 of 3 Pages